EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EVERYDAY HEALTH, INC.,

DRD ACQUISITION CORP.,

DOCTORDIRECTORY.COM, INC.,

AND

CLIFFORD DONNELLY,

AS INTERESTED HOLDERS REPRESENTATIVE

DATED AS OF

NOVEMBER 10, 2014

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Disclosure Schedules:

Schedule 1.01(a)	-	Working Capital Calculation Example
Schedule 1.01(b)	-	Permitted Encumbrances
Schedule 2.05(c)	-	Option Holders
Schedule 3.01	-	Foreign Qualifications
Schedule 3.03	-	Material Contracts Consents
Schedule 3.04(a)	-	Company’s Outstanding Securities, etc.
Schedule 3.04(c)	-	Capitalization of the Company
Schedule 3.06(a)	-	Financial Statements
Schedule 3.06(b)	-	Company Receivables
Schedule 3.07	-	Exceptions to Absence of Certain Changes, Events and Conditions
Schedule 3.09	-	Material Contracts
Schedule 3.10(b)	-	Leases
Schedule 3.12(a)	-	Intellectual Property
Schedule 3.12(b)(ii)	-	Company Intellectual Property – implied license or exhaustion/first sale doctrine
Schedule 3.12(e)	-	Reserved Rights to Intellectual Property
Schedule 3.12(j)	-	Personal Data
Schedule 3.13(a)	-	Significant Customers and Suppliers
Schedule 3.13(b)	-	Exceptions to Significant Customers
Schedule 3.14(a)	-	Insurance – Policies
Schedule 3.14(b)	-	Insurance – Material Claims
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Schedule 3.15	-	Litigation
Schedule 3.16(b)	-	Licenses and Permits
Schedule 3.18(a)	-	Employee Plans
Schedule 3.18(g)	-	Time Acceleration for Payment
Schedule 3.21	-	Brokers
Schedule 3.22	-	Interested Party Transactions
Schedule 5.01	-	Conduct of Business of the Company

Exhibits:

Exhibit A - Support Agreements

Exhibit B - Escrow Agreement

Exhibit C - Articles of Merger

Exhibit D - Certificate of Merger

Exhibit E - Amended and Restated Articles of Incorporation

Exhibit F - Amended and Restated Bylaws

Exhibit G - Letter of Transmittal

Exhibit H - Option Termination Agreement

Exhibit I - Stockholder Written Consent

Exhibit J - Company Closing Certificate

Exhibit K - Parent/Merger Sub Closing Certificate

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 10, 2014, is entered into among Everyday Health, Inc., a Delaware corporation (“Parent”), DRD Acquisition Corp., a Delaware corporation (“Merger Sub”), DoctorDirectory.com, Inc., a South Carolina corporation (“Company”), and Clifford Donnelly, as the Interested Holders Representative (the “Interested Holders Representative”) and certain other Stockholders (as defined below) of the Company who execute a Support Agreement or Letter of Transmittal as contemplated by this Agreement. Each of the parties named above may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Board of Directors”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the South Carolina Business Corporation Act of 1988, as amended (the “SCBCL”);

WHEREAS, the respective boards of directors of Parent (on its own behalf and as sole stockholder of Merger Sub) and Merger Sub have, upon the terms and subject to the conditions set forth in this Agreement, approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by Parent and Merger Sub;

WHEREAS, the Company will immediately after the execution of this Agreement submit this Agreement to the Stockholders for the purpose of acting on this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Interested Holders (as defined below) have delivered to Parent and Merger Sub Support Agreements in the form of Exhibit A (collectively, the “Support Agreements”) dated as of the date hereof, providing that such Interested Holders shall agree, among other things, to vote their Shares (as defined below) in favor of, and otherwise adopt, this Agreement and the Merger by way of vote at any stockholders’ meeting or by way of action by written consent, all as more fully set forth in such Support Agreements;

WHEREAS, the Parties intend that, immediately after their execution and delivery of this Agreement, the Required Stockholder Approval (as defined below) will be obtained with respect to this Agreement, the Merger, the Ancillary Documents and all of the transactions contemplated hereby and thereby; and

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WHEREAS, a portion of the cash otherwise payable by Parent to the Stockholders and Optionholders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“280G Stockholder Vote” has the meaning set forth in Section 7.02(f).

“Accountants” has the meaning set forth in Section 2.07(e).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Pro Rata Share” means, with respect to each holder of Common Stock, the quotient (expressed as a percentage) of (a) the portion of the Estimated Closing Date Cash payable at Closing to such Stockholder in respect of the shares of Common Stock attributable to such Stockholder, divided by (b) the portion of the Estimated Closing Date Cash payable to all such Stockholders in respect of the shares of Common Stock attributable to such Stockholders.

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Standard Time) on the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Aggregate Option Exercise Price” has the meaning set forth in 2.05(a).

“Aggregate Option Payment” has the meaning set forth in Section 2.05(a).

“Allocation Schedule Trial Run” has the meaning set forth in Section 2.08(a).

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“Ancillary Documents” means the Escrow Agreement, the Support Agreements and the Option Termination Agreements.

“Articles of Merger” has the meaning set forth in Section 2.01(b).

“Audited Financial Statements” has the meaning set forth in Section 3.06(a).

“August Financial Statements” has the meaning set forth in Section 3.06(a).

“Authorized Action” has the meaning set forth in Section 10.01(g).

“Base Purchase Price” means $65,000,000.00.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means (a) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, section 125 plan, health care flexible spending account plan, dependent care spending account plan, health savings account, healthcare reimbursement arrangement, short-term or long-term disability plan or dental plan; (b) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit plan, top hat plan, qualified defined contribution or defined benefit arrangement; and (c) each material bonus (including any transaction bonus arrangements) or incentive, stock option, equity incentive, restricted stock, stock bonus, vacation pay, service award, moving expense, deferred compensation, salary reduction, severance, change-of-control or employment plan, program, policy or Contract which is sponsored or maintained by, or otherwise contributed to by, the Company or with respect to which the Company has any liability.

“Board of Directors” has the meaning set forth in the recitals.

“Business” when used to describe the “Business of the Company”, means the business of the Company as conducted on the date hereof, including without limitation, any for-profit business activity conducted anywhere in the world by or on behalf of the Company that involves or includes digital marketing activities providing healthcare market research, prescription product sampling, or virtual detailing, to the pharmaceutical industry, as well as any technology or statistical modeling used in connection with such business activity, including without limitation the formation or use of any opt-in physician community.

“Business Assets” has the meaning set forth in Section 3.11(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Certificate” has the meaning set forth in Section 2.04(d).

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

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“Charter Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of a Person; and (c) any amendment to any of the foregoing.

“Closing” has the meaning set forth in Section 2.01(c).

“Closing Date” has the meaning set forth in Section 2.01(c).

“Closing Date Balance Sheet” has the meaning set forth in Section 2.07(c).

“Closing Date Cash” means (a) all cash and cash equivalents of the Company determined in accordance with GAAP, but only to the extent that it is not restricted by any contractual or similar obligation, minus (b) outstanding checks of the Company, minus (c) any accounts payable past due by sixty (60) days or more, in each case as of the Adjustment Calculation Time and determined on a consolidated basis in accordance with GAAP.

“Closing Date Debt” means the total Indebtedness of the Company that is outstanding as of the Adjustment Calculation Time.

“Closing Date Net Working Capital” means (a) Current Assets, minus (b) Current Liabilities, in each case determined as of the Adjustment Calculation Time. By way of example, attached hereto as Schedule 1.01(a) is an example calculation of Closing Date Net Working Capital, including the underlying calculations of the Current Assets and Current Liabilities.

“Closing Schedule” has the meaning set forth in Section 2.07(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Consideration Per Share” means an amount equal to the quotient of (a) the Net Closing Merger Consideration divided by (b) the Fully-Diluted Share Number.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.01(a) (Organization), Section 3.02 (Authority for this Agreement), Section 3.04 (Capitalization), Section 3.08 (Taxes), Section 3.11(a) (Title to and Sufficiency of Business Assets), Section 3.12(b)(i) (Ownership of Intellectual Property) and Section 3.21 (Brokers).

“Company Intellectual Property” means any Intellectual Property owned, used by or held for the benefit of, the Company.

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“Company Intellectual Property Agreement” means any Contract to which the Company is a party or by which the Company is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property or that otherwise relates to any Company Intellectual Property.

“Company Owned Intellectual Property” has the meaning set forth in Section 3.12(c).

“Company Preferred Shares” has the meaning set forth in Section 3.04(b).

“Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

“Company Software” has the meaning set forth in Section 3.12(h).

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Company in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby, in each case, that have not been paid as of the Closing, including (a) all financial advisory, investment banking, legal and accounting fees, costs and expenses, (b) all brokers’ or finders’ fees, (c) all sale, change-of-control, “stay-around,” retention, or similar bonuses, compensation, option payments or other compensated related payments to current or former directors, employees and other service providers of the Company paid or payable as a result of or in connection with the transactions contemplated hereby (including, for the avoidance of doubt, all employer-level employment taxes thereon), (d) all fees, expenses and other amounts payable in respect of the engagement of the Interested Holders Representative, (e) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Persons on behalf of the Company, and (f) the cost of the D&O Tail Policy, if any, contemplated by Section 5.07 to the extent not paid prior to Closing.

“Company’s Knowledge”, “Knowledge of the Company” or similar phrases means the knowledge of all or any of Jay Grobowsky, David Luzum, Cynthia Ireland, Paul Wingenfeld or Richard Johansen, assuming due inquiry with respect to the matter in question.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Company, determined on a consolidated basis in accordance with GAAP consistent with the Company’s past practices and on the same basis as the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided that, notwithstanding anything to the contrary contained herein, Current Assets will not include (a) Closing Date Cash, (b) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing and (c) any deferred income Tax asset established to reflect timing differences between book and Tax income or any Tax refunds of the Company with respect to Taxes for Pre-Closing Tax Periods.

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“Current Liabilities” means the current liabilities of the Company determined on a consolidated basis in accordance with GAAP consistent with the Company’s past practices and on the same basis as the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, including, without limitation, any liability for accrued but unpaid Taxes of the Company as of the Closing Date; provided that, notwithstanding anything to the contrary contained herein, Current Liabilities shall not include: (a) Closing Date Debt, (b) Company Transaction Expenses and (c) any deferred Tax liability established to reflect timing differences between book and Tax income.

“D&O Indemnified Party” has the meaning set forth in Section 5.07(a).

“D&O Tail Policy” has the meaning set forth in Section 5.07(b).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” means, for the Company and Parent, a schedule delivered by either to the other before entering into this Agreement and forming part of this Agreement on the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, and/or covenants contained in this Agreement.

“Dispute Notice” has the meaning set forth in Section 8.05(b).

“Dissenting Shares” has the meaning set forth in Section 2.06(b).

“Dissenting Stockholders” has the meaning set forth in Section 2.06(b).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.01(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

“Environmental Law” means, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment.

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“Equity Securities” means any (a) units, stock, shares, partnership interests or other equity securities or capital interests, (b) warrants, options or other rights to purchase or otherwise acquire securities described in clause (a) of this definition, (c) equity appreciation rights or profits interests, and (d) other securities or interests convertible or exchangeable into securities described in clause (a), (b) or (c) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Company, Interested Holders Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Escrow Amount” means an amount equal to $7,500,000.

“Escrow Funds” means the amount of funds held by the Escrow Agent pursuant to the Escrow Agreement from time to time.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.07(b)

“Estimated Closing Date Debt” has the meaning set forth in Section 2.07(b).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.07(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.07(b).

“Estimated Merger Consideration” means cash in an amount equal to: (i) the Base Purchase Price, (ii) (A) plus the amount by which the Estimated Closing Date Working Capital exceeds Target Net Working Capital, if any, or (B) minus the amount by which Target Net Working Capital exceeds Estimated Closing Date Working Capital, if any, plus (iii) the Aggregate Option Exercise Price for all In-Money Options, minus (iv) Estimated Closing Date Debt, minus (v) Estimated Company Transaction Expenses.

“Financial Statement Date” has the meaning set forth in Section 3.06(a).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Fully-Diluted Share Number” means (a) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.04(b)), plus (b) the aggregate number of Shares issuable upon the exercise in full of all Stock Options (whether vested or unvested) outstanding immediately prior to the Effective Time (other than Out-of-Money Options, which shall be excluded from the calculation of the Fully-Diluted Share Number).

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“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Healthcare Laws” means all applicable federal, state and local Laws governing: (1) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services or the formation or use of any opt-in physician community, including laws that regulate managed care, third party payors and persons bearing the financial risk for the provision or arrangement of health services, including any applicable state insurance, health maintenance organization or managed care laws, and the participation in any State Medicaid Program; (2) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including, without limitation, laws prohibiting or regulating fraud and abuse, patient referrals, false claims or provider incentives generally or under the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)) and the regulations promulgated thereunder, the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), the Stark Law (42 U.S.C. 1395nn), the Affordable Care Act (Public Law 111-148 as amended by Public Law 111-152), the exclusion laws (42 U.S.C. 1320a-7); the Mental Health Parity and Addiction Equity Act (29 U.S.C. § 1185a), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and all comparable state laws; (3) the administration of health claims or benefits or processing or payment for health services, treatment or supplies furnished by providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; and (4) the privacy, security, transmission, and storage of protected health information, including without limitation HIPAA.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“In-Money Option” means all Stock Options that are outstanding immediately prior to the Effective Time with an exercise price per share of such Stock Option that is less than the Common Consideration Per Share.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Date Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) any Liability

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under any deferred compensation plans or arrangements; (h) all customer prepayments for multi-year obligations or otherwise, where cash has been collected for more than a one-year period or where cash has been collected in a manner not consistent with either the underlying contract with the applicable customer or normal business practices); (i) any off-balance financing (but excluding operating leases) (j) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (j); and (k) any unpaid interest, prepayment penalties, premiums, costs, breakage costs, “make whole amounts” and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j).

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnified Party Claim” has the meaning set forth in Section 8.05(a).

“Indemnified Party Claim Notice” has the meaning set forth in Section 8.05(a).

“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, and (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided that, the Indemnified Taxes shall not include any Taxes of the Company that are both included in Closing Date Net Working Capital and, as such, taken into account in the calculation of the Merger Consideration.

“Indemnitor” has the meaning set forth in Section 8.05(a).

“Indemnitor Defense Notice” has the meaning set forth in Section 8.05(c).

“Information Statement” has the meaning set forth in Section 5.06(a).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all intellectual property and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that its owned by the Company and that in which the Company holds exclusive or nonexclusive rights or interests granted by license from other Persons, including: algorithms, application programming interfaces, databases and data collections, diagrams, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries) and all trademarks, service marks, registrations and registration applications therefor (and including the goodwill associated therewith); trade names; Internet domain name registrations; protectable rights in

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inventions (whether or not patentable), patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, renewals, extensions and reexaminations thereof; copyrights and registrations and registration applications therefor, including copyrights in and software and databases; trade secrets, and protectable rights in know-how and in confidential and proprietary information.

“Interested Holder Indemnified Party” has the meaning set forth in Section 8.03.

“Interested Holders” means the Stockholders and the holders of In-Money Options.

“Interested Holders Representative” has the meaning set forth in Section 10.01(a).

“Interested Holders Representative Amount” means an amount equal to $250,000.

“Interim Period” has the meaning set forth in Section 5.01.

“June Financial Statements” has the meaning set forth in Section 3.06(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, order, writ, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” has the meaning set forth in Section 3.10(b).

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Letter of Transmittal” has the meaning set forth in Section 2.07(a)(vi).

“Liabilities” has the meaning set forth in Section 3.06(c).

“Listed IP” has the meaning set forth in Section 3.12(a)(iv).

“Loss Estimate” has the meaning set forth in Section 8.05(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any consequential (to the extent not reasonably foreseeable), special or punitive damages, other than any such damages or losses paid to any third party pursuant to a judgment awarded by a court of competent jurisdiction or a final arbitration award in respect of a third party claim.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or would be materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of the Company, provided, however, that a Material Adverse Effect shall not include the effect of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following: (a) the negotiation or announcement of the pendency of the transaction contemplated herein, the consummation of the transaction or any

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actions expressly contemplated by this Agreement or the Ancillary Documents, (b) any changes in general economic or financial conditions or markets that do not affect the Company’s business disproportionately as compared to other similarly-situated companies, (c) any changes in federal or state laws or changes to GAAP applicable to the Company, (d) acts of war or terrorism, or (e) failure by the Company to meet any projected financial performance (it being understood that any underlying cause(s) of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred or would occur).

“Material Contracts” has the meaning set forth in Section 3.09.

“Maximum Indemnification Limit” has the meaning set forth in Section 8.04(a)

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means cash in an amount equal to the Estimated Merger Consideration, as adjusted pursuant to Section 2.07(b).

“Merger Sub” has the meaning set forth in the preamble.

“Net Closing Merger Consideration” means (a) the Estimated Merger Consideration minus (b) the Escrow Amount, minus (c) the Interested Holders Representative Amount.

“Net Working Capital Deficiency” means the amount by which Closing Date Net Working Capital as finally determined pursuant to Section 2.07(e) is less than the Estimated Closing Date Working Capital.

“Net Working Capital Surplus” means the amount by which Closing Date Net Working Capital as finally determined pursuant to Section 2.07(e) is greater than the Estimated Closing Date Working Capital.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Option Exercise Price” has the meaning set forth in Section 2.05(a).

“Option Payment” has the meaning set forth in Section 2.05(a).

“Option Termination Agreement” has the meaning set forth in Section 2.07(a)(vii).

“Optionholder” means a holder of a Stock Option.

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“Out-of-Money Options” means all Stock Options that are outstanding immediately prior to the Effective Time with an exercise price per share that is equal to or greater than the Common Consideration Per Share.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Parachute Payment Waivers” has the meaning set forth in Section 7.02(f).

“Parent” has the meaning set forth in the preamble.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Authority of Parent and Merger Sub) and Section 4.04 (Brokers).

“Parent Indemnified Parties” has the meaning set forth in Section 8.02.

“Payment Agent” means Parent, in its capacity as payment agent under this Agreement.

“Payment Allocation Schedule” has the meaning set forth in Section 2.08.

“Permits” means any licenses, permits, certificates, clearances, notifications, applications, qualifications, exemptions, variances, classifications, registrations, franchises, approvals, memberships, accreditations, bonds, consents, orders or similar authorizations, or any waivers of or exceptions to the foregoing, issued or obtained by any Governmental Authority.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes not yet delinquent or that are being contested in good faith and for which an adequate reserve is reflected on the Company’s Closing Date Balance Sheet in accordance with GAAP, (b) statutory Encumbrances of landlords in real property for amounts not yet due and payable, (c) Encumbrances of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable which are not material, individually or in the aggregate, (d) with respect to Leased Real Property, zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current or contemplated occupation and use of the Leased Real Property, (e) in the case of any Securities, restrictions arising under applicable federal and state securities laws or (f) Encumbrances specified on Schedule 1.01(b) attached hereto.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means any User Data or any natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person, and all other information associated with such natural person.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Requirements” has the meaning set forth in Section 3.12(k).

“Pro Rata Share” means, with respect to each holder of Common Stock and holder of an In-Money Option, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time, plus the number of Shares issuable upon exercise of all Stock Options held by such Person as of immediately prior to the Effective Time (other than Out-of-Money Options), by (b) the Fully-Diluted Share Number.

“Protest Notice” has the meaning set forth in Section 2.07(d).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or from any property, including movement through air, soil, surface water, groundwater or property.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(b).

“Required Stockholder Approval” means the affirmative vote of the holders of sixty-six percent (66%) of the issued and outstanding shares of Common Stock on the applicable record date, voting together as a single class.

“SCBCL” has the meaning set forth in the recitals to this Agreement.

“Scheduled Closing Date” has the meaning set forth in Section 2.01(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Requirements” has the meaning set forth in Section 3.12(l).

“Shares” means shares of Common Stock and shares of Company Preferred Shares.

“Significant Customers” has the meaning set forth in Section 3.13.

“Significant Suppliers” has the meaning set forth in Section 3.13.

“Stock Options” means each outstanding option to purchase shares of Common Stock.

“Stockholder” means a holder of Common Stock.

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“Stockholders’ Meeting” has the meaning set forth in Section 5.06(c).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return filed with respect to a Straddle Period.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Target Net Working Capital” is equal to $4,200,073.

“Tax” and “Taxes” means any (a) taxes or withholdings, including any fees, penalties, interest or other additions to tax of any kind whatsoever imposed by any Taxing Authority, including those related to income, gross receipts, gross income, payroll, sales, use, excise, services, valuation, transfer franchise customs and any liability under unclaimed property, escheat or similar laws, (b) liability of the Company for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) liability of the Company for the payment of any amounts of the type described in clause (a) above as a result of any written obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Proceeding” has the meaning set forth in Section 6.01(f).

“Tax Returns” means all tax returns, declarations, statements, forms or other documents required to be filed with or supplied to any Taxing Authority, including any amendments, attachments or schedules thereto.

“Tax Sharing Agreement” will mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document); provided, however, that a Tax Sharing Agreement does not include (a) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company, (b) Contracts entered into in the ordinary course of business the principal purpose of which does not relate to the allocation or sharing of Taxes and (c) this Agreement.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05(c).

“Transaction Tax Deductions” means all items of loss, deduction or credit resulting from or attributable to (i) Company Transaction Expenses; (ii) the repayment of Indebtedness at Closing and the payment of any related fees, expenses or interest; (iii) the payment of any amount pursuant to any employee equity program or in the nature of compensation for U.S.

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federal income tax purposes by or on behalf of the Company upon the consummation of or in connection with the transactions contemplated hereby (including, without limitation, any stay bonuses, sales bonuses, change in control payments, severance payments, retention payments, or similar payments) and the payment of any related Taxes (in each case without duplication of any amount included in the definition of Company Transaction Expenses, and in each case only to the extent taken into account in the calculation of the Merger Consideration); and (iv) to the extent not covered by clauses (i) or (ii) above, the payment of legal, financial advisory, accounting, investment banking and any other fees and expenses of the Company in connection with the transactions contemplated hereby; provided, that, in connection with the foregoing, Parent shall cause the Company to make an election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746 to treat seventy percent (70%) of any success-based fees that were paid by or on behalf of the Company as an amount that did not facilitate the Merger and therefore treat 70% of such fees as deductible in the taxable period that ends on the Closing Date.

“Transfer Taxes” has the meaning set forth in Section 6.01(h).

“User Data” means any data or information accessed, used, retrieved, adapted, controlled, maintained, stored, or otherwise processed by Company that is collected from a particular application, browser, or device regarding viewing behaviors for the purpose of delivering advertising to that application, browser or device, and all other information associated with such application, browser or device.

ARTICLE II
The Merger

Section 2.01 Merger Transaction.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the SCBCL and the DGCL, at the Effective Time, (i) the Company will be merged with and into Merger Sub, (ii) the separate corporate existence of Merger Sub will cease and (iii) the Company will be the surviving corporation (the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of South Carolina.

(b) The Merger will become effective at the time of filing of (i) an article of merger substantially in the form of Exhibit C attached hereto (the “Articles of Merger”) with the Secretary of State of the State of South Carolina in accordance with the SCBCL, and (ii) a certificate of merger substantially in the form of Exhibit D attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later date as set forth in each of the Articles of Merger and the Certificate of Merger (the “Effective Time”).

(c) Subject to the terms and conditions of this Agreement, the Surviving Corporation will duly execute and file the Articles of Merger with the Secretary of State of the State of South Carolina and the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the closing of the Merger (the “Closing”). The Closing will take place at the offices of Hunton & Williams LLP, Bank of America Plaza, Ste. 4100, 600 Peachtree Street, N.E., Atlanta, GA 30308, no later than one (1) Business Day following the date on which the last of the

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conditions set forth in Article VII has been satisfied or waived, or such other location and date upon which the Parties hereto may mutually agree. Subject to the terms and conditions hereof, each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to have the Closing occur on November 10, 2014 (the “Scheduled Closing Date”). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(d) At the Effective Time, the effects of the Merger will be as provided in the applicable provisions of the SCBCL, the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.02 Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit E, and (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit F.

Section 2.03 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.04 Effect of the Merger on the Stock of Merger Sub and the Company. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Interested Holder:

(a) each issued and outstanding share of common stock of Merger Sub will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) each share of Common Stock then held by the Company (or held in the Company’s treasury) will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(c) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled and retired in accordance with Section 2.04(b) and Dissenting Shares) will be converted into the right to receive (i) an amount in cash equal to the Common Consideration Per Share, plus (ii) any disbursements required to be made to the holders of Common Stock in accordance with Section 2.07(f) and the Escrow Agreement; and

(d) as of the Effective Time, each share of Common Stock will no longer be outstanding and will automatically be canceled and retired, and each holder of record of a certificate representing any such Shares (the “Certificates”) will cease to have any rights with

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respect thereto, other than the right to receive the amounts set forth herein upon surrender of the applicable Certificate in accordance with Section 2.07(a).

Section 2.05 Effect of the Merger on Stock Options.

(a) At the Effective Time and upon compliance with Section 2.07(a)(vii), each Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Optionholder or any other Person, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to In-Money Options (i) an amount in cash, without interest, equal to the product of (A) the aggregate number of Shares subject to such In-Money Option (including any acceleration as contemplated by Section 2.05(c) below), by (B) the excess of (x) the Common Consideration Per Share over (y) the exercise price per share (the “Option Exercise Price”, and the sum of all such exercise prices, the “Aggregate Option Exercise Price”) of such Stock Options (such excess amount to be paid for each such Stock Option, an “Option Payment”, and the sum of all such payments the “Aggregate Option Payment”) and (ii) any amounts that may become payable in respect of such In-Money Option in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the post-Closing adjustment as contemplated by Section 2.07(f), in each case, at the respective times and subject to the contingencies specified herein and therein. After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 2.05. For the avoidance of doubt, all Out-of-Money Options (whether or not vested) shall be cancelled, and holders thereof shall not have any right to receive any consideration in respect thereof.

(b) At the Effective Time, any and all stock option plans sponsored or maintained by the Company will automatically terminate and no Person will have any right to purchase or receive any equity interest, or right convertible into or exercisable for any equity interest, pursuant to any such Stock Options, except for the right to receive payment of the Option Payment, if any, as contemplated by Section 2.05(a). Parent will cause the consideration to be received by the holders of In-Money Stock Options pursuant to this Section 2.05 (including any consideration payable to the holders of In-Money Stock Options from the Escrow Fund in accordance with the terms hereof and the Escrow Agreement) to be paid to and distributed by the Surviving Corporation, treated as compensation by it and will be net of any applicable Taxes withheld pursuant to Section 6.01 and the Surviving Corporation will pay (or will cause to be paid) all such consideration to (i) such holders of In-Money Options who are current employees in accordance with its standard payroll process within three (3) Business Days after the Closing Date, with the Option Payment being paid in either a standard or special payroll within three (3) Business Days after the Closing Date or (ii) such holders of In-Money Options who are not current employees in accordance with applicable law and the Company’s standard payment practices.

(c) Prior to the Effective Time, the Company and the Board of Directors, as applicable, shall adopt any resolutions and take any actions necessary so that immediately before but contingent upon the Effective Time (i) each Stock Option held by the Persons set forth on Schedule 2.05(c) will become fully vested and exercisable, and (ii) to effectuate the provisions of Section 2.05(a) and Section 2.05(b) and to ensure that, from and after the Effective Time, holders

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of Stock Options shall have no rights with respect to such Stock Options (except for the right to receive the Option Payment, if any, as set forth above).

Section 2.06 Dissenting Shares.

(a) Promptly following the date of this Agreement and in any event within three (3) Business Days thereafter, the Company will prepare and distribute to each Stockholder who is entitled to appraisal rights under the SCBCL, a notice of appraisal rights containing the information required by the SCBCL.

(b) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders (the “Dissenting Stockholders”) who have not voted in favor of the Merger or consented thereto in writing and who will have properly demanded appraisal for such shares in accordance with the SCBCL (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive a portion of the Merger Consideration (including any portion to be delivered on the Closing). Such Dissenting Stockholders instead will be entitled to receive payment from the Surviving Corporation of the appraised value of such Dissenting Shares held by them in accordance with the provisions of the SCBCL, except that all Dissenting Shares held by Stockholders who will have failed to perfect or who effectively will have withdrawn or otherwise failed to perfect their rights to appraisal of such shares of capital stock under the SCBCL will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, such portion of the Merger Consideration as such Stockholder would otherwise have received pursuant to Section 2.07, and such Stockholder will no longer be deemed to be a Dissenting Stockholder.

(c) Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) is required by applicable Law to make any per share payment or payments in respect of Dissenting Shares in excess of the applicable per share Merger Consideration that otherwise would have been payable in respect of such share under this Agreement; or (ii) reasonably incurs any other costs or expenses (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any Legal Proceeding commenced by a holder of Dissenting Shares) in respect of any Dissenting Shares (together, the “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 8.02(g) hereof the amount of such Dissenting Share Payments.

(d) The Company will give Parent (i) prompt notice of any demands for appraisal pursuant to applicable provisions of the SCBCL received by the Company, perfections or withdrawals of such demands, and any other instruments served pursuant to the SCBCL and received by the Company in connection therewith, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the SCBCL. The Company will not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demand.

Section 2.07 Surrender and Payments by Parent at Closing.

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(a) Upon consummation of the Merger, the following payments will be made by Parent:

(i) On the Closing Date, Parent will deposit an amount equal to the Escrow Amount with the Escrow Agent, to be received, held and disbursed pursuant to the terms of the Escrow Agreement.

(ii) On the Closing Date, Parent will pay an aggregate amount equal to the Estimated Closing Date Debt, if any, directly to the Company’s creditors pursuant to payoff letters containing payoff amounts, payment instructions, terminations and releases, and otherwise in each case in form and substance satisfactory to Parent (with all such payoff letters having been provided by the Company to Parent at least five (5) Business Days prior to the Closing Date).

(iii) On the Closing Date, Parent will pay an aggregate amount equal to the Estimated Company Transaction Expenses to the payees in pre-agreed amounts and pursuant to payment instructions provided by the Company to Parent at least two (2) Business Days prior to the Closing Date.

(iv) On the Closing Date, Parent will deposit an amount equal to the Interested Holders Representative Amount with the Interested Holders Representative pursuant to payment instructions provided by the Interested Holders Representative at least two (2) Business Days prior to the Closing Date.

(v) On the Closing Date, Parent will deposit into an account, to be maintained in its capacity as Paying Agent, cash in an amount equal (A) to the difference of the Net Closing Merger Consideration less the portion of the Net Closing Merger Consideration that would otherwise be payable to the Dissenting Stockholders in respect of their Dissenting Shares, and (B) the difference of the Estimated Closing Date Cash less the portion of the Estimated Closing Date Cash that would otherwise be payable to the Dissenting Stockholders in respect of their Dissenting Shares. Notwithstanding the foregoing, if a Dissenting Stockholder withdraws or loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then Parent will promptly, and in any event within three (3) Business Days, deposit into an account, to be maintained in its capacity as Paying Agent, the portions of the Net Closing Merger Consideration and the Estimated Closing Date Cash payable to such former Dissenting Stockholder in respect of such former Dissenting Shares.

(vi) As promptly as practicable following the date hereof, Parent shall mail to each holder of Common Stock a letter of transmittal in substantially the form attached as Exhibit G (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.04(c). Upon surrender of a Certificate to Parent, together with a duly executed Letter of Transmittal that has been completed in accordance with the instructions thereto and any other customary documents that the Company may reasonably require in connection therewith: (1) the holder of such Certificate will be entitled to receive in exchange therefor the applicable portion of the Net Closing Merger Consideration and the Estimated Closing Date Cash payable in respect of each share evidenced by such Certificate, as specified in the Payment Allocation Schedule, and (2) such Certificate so surrendered will be immediately canceled, and Parent, in its

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capacity as Payment Agent, will promptly make such payment to such Stockholders. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. If after the Effective Time, any Certificate is presented to the Company, it shall be cancelled and exchanged as provided in this Section 2.07.

(vii) As promptly as practicable following the date hereof, the Company shall mail to each Optionholder an option termination agreement substantially in the form attached as Exhibit H (an “Option Termination Agreement”) and instructions for completing, executing and returning such Option Termination Agreement in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.05(a). Upon Parent’s receipt of an Option Termination Agreement for such Optionholder duly completed and validly executed in accordance with the instructions thereto and any other customary documents that Parent may reasonably require in connection therewith, Parent shall cause the payment to each such Optionholder to be made in accordance with Section 2.05. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of any Option Termination Agreement.

(b) Merger Consideration Adjustments. Within ten (10) Business Days prior to the Closing, but in no event less than three (3) Business Days prior to the Closing, the Company will deliver to Parent a certificate certified in writing by the chief executive officer of the Company containing the Company’s bona fide, good faith estimate of (i) Closing Date Net Working Capital (the “Estimated Closing Date Working Capital”), (ii) Closing Date Cash (the “Estimated Closing Date Cash”), (iii) Closing Date Debt (the “Estimated Closing Date Debt”), and (iv) Company Transaction Expenses (the “Estimated Company Transaction Expenses”). In connection therewith, the Company will provide Parent with full and complete access to all Company personnel and all supporting financial statements, work sheets and other documentation requested by Parent in order to verify all such items prior to the Closing.

(c) Closing Date Balance Sheet and Closing Schedule. As promptly as practicable after the Closing Date, but in no event later than one hundred twenty (120) days after the Closing Date, Parent will prepare and deliver, or cause to be prepared and delivered, to the Interested Holders Representative (i) a consolidated balance sheet of the Company as of the Adjustment Calculation Time (the “Closing Date Balance Sheet”), prepared in accordance with GAAP determined consistent with the past practices of the Company as of the Effective Time, and (ii) a schedule (the “Closing Schedule”) setting forth (A) a calculation of the Target Net Working Capital and the Closing Date Net Working Capital, (B) the amount of Net Working Capital Surplus or Net Working Capital Deficiency, as applicable, (C) a calculation of the Closing Date Cash, (D) the amount, if any, by which the Closing Date Cash is less than or is greater than Estimated Closing Date Cash, (E) a calculation of the Closing Date Debt, (F) the amount, if any, by which the Closing Date Debt is less than or is greater than Estimated Closing Date Debt, (G) a calculation of the Company Transaction Expenses, and (H) the amount, if any, by which the Company Transaction Expenses are less than or are greater than Estimated Company Transaction Expenses.

(d) Protest Notice. Within thirty (30) days after Parent’s delivery of the Closing Date Balance Sheet and the Closing Schedule to the Interested Holders Representative, the Interested Holders Representative, on behalf of the Interested Holders, may deliver written notice to Parent

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of any objections, stating in reasonable detail the basis for any objections which any Interested Holders may have to the Closing Date Balance Sheet and/or the Closing Schedule and providing the corresponding amounts set forth in clauses (A) through (H) of Section 2.07(c) (the “Protest Notice”). The failure of the Interested Holders Representative to deliver such Protest Notice within the prescribed time period will constitute the Interested Holders’ irrevocable acceptance of the Closing Date Balance Sheet and the Closing Schedule prepared and delivered by Parent, and the Closing Date Balance Sheet and the Closing Schedule will become final, binding and non-appealable.

(e) Resolution of Protest. If Parent and the Interested Holders Representative are unable to resolve any disagreement with respect to the Closing Date Balance Sheet or the Closing Schedule disputed by the Interested Holders Representative pursuant to Section 2.07(d) within twenty (20) days following the Interested Holders Representative’s proper and timely delivery of any Protest Notice, then either the Interested Holders Representative, on behalf of the Interested Holders, or Parent may refer the items in dispute to a nationally or regionally recognized accounting firm mutually agreeable to Parent and the Interested Holders Representative (the “Accountants”). Promptly, but not later than thirty (30) days after acceptance of its appointment, the Accountants will determine (based solely on presentations to the Accountants by the Interested Holders Representative and Parent and not by independent review) and will render a written report to the Interested Holders Representative and Parent as to the resolution of the disputes and the resulting Closing Date Balance Sheet or Closing Schedule, which report will be conclusive and binding upon the Parties. In resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accountants. The fees and expenses of the Accountants will be paid by the Interested Holders Representative (on behalf of the Interested Holders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Interested Holders Representative or Parent, respectively, bears to the aggregate amount actually contested by the Interested Holders Representative and Parent. Any such fees and expenses payable by the Interested Holders Representative will be paid from the Interested Holders Representative Amount (or, if such amount is insufficient, the remainder will be paid from the Escrow Funds).

(f) Payment of Net Adjustment to Merger Consideration, Closing Date Cash and Net Working Capital.

(i) Within five (5) Business Days after the final determination of the Closing Schedule pursuant to the provisions of this Section 2.07, (A) if such adjustments result in a net increase in the calculation of the Merger Consideration, Parent will pay, or cause to be paid, such net increase amount to the Interested Holders (other than the Dissenting Stockholders) in accordance with their respective Pro Rata Share (net of employment and income Tax withholding) and in accordance with the payment instructions set forth in the Payment Allocation Schedule, and (B) if such adjustments result in a net decrease in the calculation of the Merger Consideration, such net decrease amount will be paid to Parent first from the Escrow Funds and then, if any balance remains, in accordance with Article VIII, provided that, to the extent such net decrease amount payable to Parent (together with any net decrease amounts payable to Parent in accordance with clauses (ii) and (iii) of this Section 2.07(f)) exceeds

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$250,000 in the aggregate, such payment obligation will paid to Parent in accordance with Article VIII or from the Escrow Funds, in Parent’s sole discretion.

(ii) Within five (5) Business Days after the final determination of the Closing Schedule pursuant to the provisions of this Section 2.07, (A) if such adjustments result in a net increase in the calculation of the Closing Date Cash, Parent will pay, or cause to be paid, such net increase amount to the Stockholders (other than the Dissenting Stockholders) in accordance with their respective Adjusted Pro Rata Share (net of employment and income Tax withholding) and in accordance with the payment instructions set forth in the Payment Allocation Schedule, and (B) if such adjustments result in a net decrease in the calculation of the Closing Date Cash, such net decrease amount will be paid to Parent first from the Escrow Funds (with such paid amount deducted proportionately from the amount, if any, to be paid from the Escrow Account to the Stockholders and not from such amount that would otherwise be due to the Holders of In-Money Options), and then, if any balance remains, in accordance with Article VIII, provided that, to the extent such net decrease amount payable to Parent (together with any net decrease amounts payable to Parent in accordance with clauses (i) and (iii) of this Section 2.07(f)) exceeds $250,000 in the aggregate, such payment obligation will paid to Parent in accordance with Article VIII or from the Escrow Funds, in Parent’s sole discretion.

(iii) Within five (5) Business Days after the final determination of the Closing Schedule pursuant to the provisions of this Section 2.07, (A) if such adjustments result in a Net Working Capital Surplus, Parent will pay, or cause to be paid, such net increase amount to the Stockholders (other than the Dissenting Stockholders) from Parent’s funds in accordance with their respective Adjusted Pro Rata Share (net of employment and income Tax withholding) and in accordance with the payment instructions set forth in the Payment Allocation Schedule, and (B) if such adjustments result in a Net Working Capital Deficiency, such net decrease amount will be paid to Parent first from the Escrow Funds (with such paid amount deducted proportionately from the amount, if any, to be paid from the Escrow Account to the Stockholders and not from such amount that would otherwise be due to the Holders of In-Money Options), and then, if any balance remains, in accordance with Article VIII, provided that, to the extent such net decrease amount payable to Parent (together with any net decrease amounts payable to Parent in accordance with clauses (i) and (ii) of this Section 2.07(f)) exceeds $250,000 in the aggregate, such payment obligation will paid to Parent in accordance with Article VIII or from the Escrow Funds, in Parent’s sole discretion.

(iv) Notwithstanding the foregoing, the payments set forth in clauses (i) through (iii) of this Section 2.07(f) shall be netted against one other, such that any Party obligated to make payment pursuant to the preceding clauses (i) through (iii) shall have the right to reduce the amount of such payment obligation under any one of said clauses (i) through (iii) by the full amount owing such Party pursuant to any of the other clauses thereof.

(g) Cooperation. For purposes of complying with the terms set forth herein, from the Closing until the delivery of a Protest Notice or the expiration of the thirty (30) day period set forth in Section 2.07(d), each Party will reasonably cooperate with and, subject to the entry of customary confidentiality agreements, reasonable promptly make available to the other Parties and their auditors and representatives the information, records, data and supporting papers (but excluding audit work papers) reasonably relevant to the preparation of the Closing Date Balance

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Sheet, the Closing Schedule, the Protest Notice and any adjustment thereto being disputed and the resolution of any disputes thereunder. During such period, Parent will cause the Surviving Corporation to permit the Interested Holders Representative and its representatives reasonable access to the Surviving Corporation’s books and records (including by electronic means, to the extent available, but excluding access to outside accountants’ work papers), as may be reasonably required (upon reasonable advance notice) in connection with the Interested Holders Representative’s analysis of the Closing Date Balance Sheet, the Closing Schedule and his preparation of any Protest Notice.

Section 2.08 Payment Allocation Schedule.

(a) On or prior to the date hereof, and for illustrative purposes to aid in the interpretation of this Agreement, the Company shall deliver to Parent a good faith estimate of the Payment Allocation Schedule (the “Allocation Schedule Trial Run”), setting forth good faith estimates of the items to be set forth on the Payment Allocation Schedule to be delivered pursuant to Section 2.08(b), in each case determined on a pro forma basis assuming that the Closing occurred on the Scheduled Closing Date.

(b) No later than three (3) Business Days prior to the Closing (provided, that, the Company will be permitted to provide updates to the relative allocations of the Net Closing Merger Consideration and the Estimated Closing Date Cash among the Interested Holders until the Closing, so long as such updates are consistent with the terms of this Agreement, the Company’s Charter Documents and all applicable Laws), the Company will provide to Parent a correct and complete schedule prepared by the Company, in form and substance consistent with the Allocation Schedule Trial Run and otherwise satisfactory to Parent (the “Payment Allocation Schedule”), that sets forth, as of the Closing, the following:

(i) a list of all Interested Holders, including addresses and, if available, e-mail addresses, together with payment instructions for each such Interested Holder;

(ii) with respect to each holder of Common Stock, the Certificate number(s) for such Common Stock and the number shares of Common Stock held by each such Stockholder;

(iii) the calculation of Estimated Merger Consideration, including the components thereof;

(iv) the Common Consideration Per Share;

(v) the portion of the Estimated Merger Consideration payable to each Interested Holder at the Closing (before any income or employment Tax withholding);

(vi) the Pro Rata Share of each Interested Holder;

(vii) the portion of the Estimated Closing Date Cash (if any) payable to each Stockholder at the Closing (before any income or employment Tax withholding); and

(viii) the Adjusted Pro Rata Share of each Stockholder.

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Section 2.09 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable:

(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either of the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or

(b) otherwise to carry out the purposes of this Agreement,

then each of the Company or Merger Sub and its officers and directors will be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either of the Company or Merger Sub to take any and all such action.

Section 2.10 Currency Denomination. All amounts payable hereunder and set forth herein are expressed in U.S. Dollars.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the Disclosure Schedules attached to this Agreement, the Company represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing as follows:

Section 3.01 Organization and Qualification of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of South Carolina and has the requisite corporate or similar power and authority to own, operate or lease its properties and assets and conduct its business as currently conducted. (b) Schedule 3.01 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.02 Authority for this Agreement; Board Action.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, including the Merger. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby or

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thereby, other than, with respect to completion of the Merger, the adoption of this Agreement by the Required Stockholder Approval, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in law or equity).

(b) The Company’s Board of Directors at a meeting or meetings duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger in accordance with the SCBCL and the Company’s Charter Documents; and (iii) directed that this Agreement be submitted to the Stockholders for their adoption and resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Stockholders (the “Company Board Recommendation”);

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the performance of and compliance with the respective terms hereof and thereof, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Schedule 3.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract), except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not be material to the Company; or (d) result in the creation or imposition of any Encumbrances, other than Permitted Encumbrances, on any property or asset of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the office of the Secretary of State of the State of South Carolina.

Section 3.04 Capitalization.

(a) All outstanding shares of Company capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) were issued in compliance with all applicable securities Laws and were not issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. As of the date of this Agreement, there are no voting trusts or other

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agreements to which the Company or, to the Knowledge of the Company, any Interested Holder is a party with respect to the voting or transfer of Company capital stock. Other than the Stock Options (which will be cancelled at the Effective Time), the Company is not a party to any Contract which includes any future obligation of the Company (including contingent obligations) to issue any Equity Securities to any Person after the date of this Agreement. Except as set forth in Schedule 3.04(a), there are no outstanding securities convertible or exchangeable into Equity Interests; options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any Equity Interests; or voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to voting, transfer or other disposition of any Equity Interests or any other investor right, including without limitation, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.

(b) The authorized capital stock of the Company consists of 10,000,000 shares, comprised of 5,000,000 of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Shares”). As of the date of this Agreement, 661,501 Common Stock and no Company Preferred Shares were issued and outstanding.

(c) Schedule 3.04(c) sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, (ii) a list of all holders of outstanding Stock Options, including the number of Shares subject to each such Stock Option, the grant date, exercise price and vesting schedule for such Stock Option, the extent to which such Stock Option is vested and exercisable and the date on which such Stock Option expires, and (iii) a list of all issued and outstanding Equity Securities of the Company.

(d) Except for currently outstanding Stock Options set forth on Schedule 3.04(a) and except as disclosed on Schedule 3.04(c), (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock.

(e) All issued and outstanding shares of Common Stock are, and all shares which may be issued pursuant to the exercise of Stock Options, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Charter Documents of the Company or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Common Stock and Stock Options were issued in compliance with applicable Law.

(f) No outstanding shares of Common Stock are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation,

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dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

Section 3.05 No Subsidiaries. The Company does not own or have any interest in, directly or indirectly, any shares or have any other ownership interest in any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

Section 3.06 Financial Statements.

(a) Attached hereto as Schedule 3.06(a) are copies of (a) audited consolidated year-end balance sheets and statements of operations, changes in shareholders’ equity and cash flow of the Company at, and for the years ended, December 31 for each of the years 2012 and 2013 (the “Audited Financial Statements”), (b) unaudited consolidated balance sheet and statement of operations for the six-month period ended June 30, 2014 (the “June Financial Statements”) and (c) unaudited consolidated balance sheet and statement of operations for the eight-month period ended on August 31, 2014, for the Company (the “August Financial Statements”). The Audited Financial Statements, the June Financial Statements and the August Financial Statements are herein collectively referred to as the “Financial Statements,” and June 30, 2014 is herein referred to as the “Financial Statement Date”. The Financial Statements were prepared in accordance with the books and records of the Company and fairly present, in all material respects, the consolidated financial condition of the Company as of and for the respective dates and periods. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated, provided that (i) the unaudited statements do not contain footnotes required by GAAP, (ii) the June Financial Statements are subject to normal recurring year-end adjustments and (iii) the August Financial Statements are subject to normal recurring quarter-end and year-end adjustments.

(b) Schedule 3.06(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 30, 2014. All existing accounts receivable of the Company (including those accounts receivable reflected on the audited consolidated year-end balance sheet for 2013 that have not yet been collected and those accounts receivable that have arisen since the date of such balance sheet and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business.

(c) The Company has no liabilities, debts, obligations or commitments of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such liability debt, obligation, or commitment would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such liability debt, obligation, or commitment is immediately due and payable (collectively, “Liabilities”), except (i) those which are adequately reflected or reserved against in the June Financial Statements, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Financial Statement Date and which are not, individually or in the aggregate, material in amount. No Stock Option or other stock right (as defined in U.S. Treasury

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Department regulation 1.409A-1(l)) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

Section 3.07 Absence of Certain Changes, Events and Conditions.

(a) Since the Financial Statement Date, the Company has conducted its Business in the ordinary course.

(b) Since the Financial Statement Date, the Company has not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that has had a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07, since December 31, 2013 and through the date hereof, the Company has not:

(i) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or act of God;

(ii) sold or transferred any material portion of its assets or any material portion of the interests in such portion, except in the ordinary course of business;

(iii) made any material change in the nature of its business or operations;

(iv) made any capital expenditure or capital commitment in excess of $25,000 in any individual case or $100,000 in the aggregate;

(v) amended or changed the Company’s Charter Documents;

(vi) created, incurred or assumed any Indebtedness or guaranteed any such Indebtedness except trade accounts payable incurred in the ordinary course of business consistent with past practices;

(vii) changed any accounting method, principle or practice;

(viii) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock or other ownership interests or repurchased or redeemed or committed to repurchase or redeem any shares of capital stock or other ownership interests other than in the ordinary course of business consistent with past practices;

(ix) released, compromised or canceled any debts owed to it or claims against others exceeding $25,000 individually for any one such debt or claim or $100,000 in the aggregate for all such debts or claims;

(x) delayed or postponed payment of accounts payable or other Liabilities outside the ordinary course of business consistent with past practices or obtained or attempted to obtain payment of any notes or accounts receivable owed to it prior to the due date thereof;

(xi) entered into or modified any Contract with any of its directors, officers, employees, stockholders or affiliates;

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(xii) created any Encumbrances, other than Permitted Encumbrances, with respect to any of its properties or assets;

(xiii) other than in the ordinary course of business consistent with past practice, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment Contract with, any Person, or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement with, any of its directors, officers or employees;

(xiv) merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

(xv) entered into any Contract to take any of the actions referred to in clauses (i) through (xiv); or

(xvi) amended any material Tax Return, settled any audit, claim or investigation related to Taxes or changed or made any material Tax election.

Section 3.08 Taxes.

(a) The Company has timely filed, or have timely filed for extensions to file, all income and other material Tax Returns required to be filed thereby through the date hereof. Such Tax Returns are true, correct and complete in all material respects and the Company has timely paid and discharged all Taxes whether or not shown as due on such Tax Returns. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected.

(b) The Company is not and has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group or unitary group defined under a similar provision of U.S. state, local, or non-U.S. Law) (other than any such group of which the Company is the common parent) filing a consolidated federal Income Tax return nor does the Company have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

(c) No action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing is pending against the Company regarding Taxes, and no current action, suit, proceeding or audit has been threatened in writing against or with respect to the Company regarding Taxes.

(d) The Company has established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable or that are being contested in good faith. Since the Financial Statement Date, the Company has not incurred any liability for Taxes other than in the ordinary course of business or related to the transactions contemplated by this Agreement.

(e) The Company has delivered or made available to Parent correct and complete copies of all income Tax Returns required to be filed by the Company for which the statute of

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limitations has not expired, and all Taxing Authorities’ reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation received by the Company relating to Taxes or Tax Returns of the Company relating to any period for which the statute of limitations has not expired.

(f) The Company (i) is not a party to, bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has no liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(g) No written claim has been made within the last three (3) years and, to the Knowledge of the Company, no claim has been made within the last three (3) years by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(h) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(i) There are no Encumbrances, other than Permitted Encumbrances, for Taxes upon the assets of the Company.

(j) The Company has not distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(k) The Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(l) The Company does not hold an interest in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(m) The Company will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.

Section 3.09 Material Contracts. Schedule 3.09 lists each of the following Contracts of the Company as of the date hereof (such Contracts, and each Lease listed in Schedule 3.10(b), being “Material Contracts”):

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(a) any consulting agreement or employment agreement that provides for annual compensation exceeding $100,000 per year or pursuant to which the Company has made payments exceeding $100,000 during the twelve (12) month period ending August 31, 2014 that cannot be terminated by the Company on or less than ninety (90) days’ notice or without penalty (including severance payment), and any collective bargaining arrangement with any labor union or employee organization;

(b) any distributor, dealer or similar Contract under which the Company has paid or has become obligated to pay in excess of $100,000 during calendar year 2014;

(c) any Contract for the acquisition of fixed assets in excess of $75,000 or for capital expenditures in excess of $75,000;

(d) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services by or from the Company requiring payments (not including any payments that might be due after renewal of any such Contract) in excess of $75,000 per year, which Contract cannot be terminated by the Company without penalty on or less than ninety (90) days’ notice;

(e) any Contract that restricts the right of the Company to: (i) engage in any line of business or compete with any Person or otherwise to engage in operations anywhere in the world; (ii) acquire any product or other asset or any services from any other Person; (iii) solicit, hire or retain any Person as an employee, consultant or independent contractor; (iv) develop, sell, supply, distribute, offer or support any product or any technology or other asset to or for any other Person;

(f) any Contract entered into within the three (3) years preceding the date of this Agreement relating to (i) the acquisition, control or disposition by the Company of any line of business or substantial portion of the assets of any Person, (ii) the acquisition by the Company of any Equity Securities of another Person or (iii) the issuance of Equity Securities by the Company;

(g) any Contract (i) relating to Indebtedness, or (ii) pursuant to which the Company has loaned or advanced money to any Person, other than advances to employees for business expenses incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practices on arms-length terms and conditions;

(h) any Contract granting any Person an Encumbrance on all or any material portion of the assets of the Company, other than Permitted Encumbrances, and Encumbrances which will be released at the Closing;

(i) any Company Intellectual Property Agreement (other than licenses of generally available, non-customized computer software granted to the Company with an individual total replacement cost of less than $50,000), indicating whether the Company is licensing the Intellectual Property from a third party or the Company is licensing the Intellectual Property to a third party;

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(j) any joint venture, partnership agreement or other similar Contract;

(k) any Contract with any (i) Governmental Authority, (ii) Significant Customer or (iii) Significant Supplier;

(l) any consent order, decree or judgment, settlement or conciliation Contract entered into within the past five (5) years, other than settlement agreements that do not provide for payments that have not been reflected on the June Financial Statements and do not contain material executory obligations on the part of the Company;

(m) any Contract with any Affiliate of the Company with respect to the purchase of goods or the performance of services;

(n) any Contract requiring indemnification by the Company of another Person other than standard indemnification obligations contained within Contracts entered into in the ordinary course of business consistent with past practice;

(o) any Contract with (i) any Significant Customer or (ii) that otherwise gives rise to deferred revenue that is reflected on the Company’s most recent balance sheet included in the Financial Statements;

(p) any Contract with (i) any Significant Supplier or (ii) any other supplier or provider of services or content that are resold by the Company or that are otherwise incorporated into any product or service of the Company, other than any services or content that are not material and which can be promptly replaced without material increase in cost to the Company;

(q) any real estate lease or sublease;

(r) any Contract with a labor union (including any collective bargaining agreement);

(s) any Contract (other than Benefit Plans) not otherwise disclosed pursuant to this Section 3.09 calling for annual payments aggregating more than $50,000 by the Company;

(t) any employment, management and consulting Contracts (not otherwise listed pursuant to Section 3.09), except any such Contract that can be cancelled by the Company without penalty or further payment and without more than thirty (30) days’ notice;

(u) any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company;

(v) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger and the other transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon a termination of employment or service in connection therewith);

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(w) any Contract granting most favored customer pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms by the Company to any Person; or

(x) any Contracts that would obligate the Company to make any payment in connection with the Merger or this Agreement.

The Company has made available a true and complete copy of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder). Each Material Contract is in full force and effect, and represents a valid and binding obligation of the Company and, to the Company’s Knowledge, each counterparty thereto, enforceable against the Company and, to the Company’s Knowledge, each counterparty thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general application affecting the enforcement of creditors rights generally, and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in Law or equity). There is no default or breach of any Material Contract by the Company or, to the Company’s Knowledge, by any other party, and the Company has not received written (or, to the Company’s Knowledge, oral) notice of the foregoing.

Section 3.10 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.10(b) sets forth a list of all real property leased by the Company as of the date hereof (the “Leased Real Property”) and a true and complete list of all leases or rental arrangements (individually, a “Lease” and collectively, the “Leases”) for each such Leased Real Property (including the date and name of the parties to each Lease). The Company has made available a true and complete copy of each Lease (including all extensions, amendments and other modifications thereto). To the Knowledge of the Company, the current uses of and existing structures located on the Leased Real Property are in material compliance with all applicable zoning and other land use or occupancy requirements, and any covenants, conditions or agreements affecting the Leased Real Property. To the Company’s Knowledge, no condition exists requiring material repairs, alterations or corrections to any Leased Real Property.

(c) The Leased Real Property constitutes all real properties leased or occupied by the Company in connection with the operation of the Business.

(d) With respect to the Leased Real Property:

(i) The Company is in exclusive possession thereof and, to the Company’s Knowledge, of all material licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the Business thereon; and

(ii) The Company has not granted any other Person the right to occupy or use any premises that are the subject of the Leases.

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Section 3.11 Title to and Sufficiency of Business Assets.

(a) Except with respect to inventory disposed of in the ordinary course of business since the Financial Statement Date, the Company has good and marketable title to or, in the case of leased personal property, a valid leasehold title to all material items of tangible personal property reflected on the June Financial Statements as owned or leased by the Company or thereafter acquired by the Company (the “Business Assets”), free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances that will be released upon Closing.

(b) The tangible Business Assets are in reasonably good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the Company’s industry, in each case giving due account to the age and length of use of same, ordinary wear and tear excepted, and are adequate and suitable for their present uses in the Business, in each case in all material respects.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) sets forth a list of all:

(i) trademark and service mark registrations and pending registration applications, and Internet domain name registrations,

(ii) material unregistered trademarks and service marks,

(iii) patents and pending patent applications, and

(iv) copyright registrations and pending registration applications,

in each case, as of the date hereof and which are owned or purported to be owned by the Company (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for. All renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid, or will have been made or paid by the Closing Date, and all registrations therefor are, to the Knowledge of the Company, valid and enforceable. Schedule 3.12(a) accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the Closing Date to maintain such item of Listed IP in full force and effect.

(b) (i) The Company owns, or has the right to use pursuant to a Company Intellectual Property Agreement, or by implied license or exhaustion/first sale doctrine, all Company Intellectual Property not already in the public domain that is materially necessary for the operation of the Business, and all Company Intellectual Property will, immediately subsequent to the Closing Date, continue to be owned and/or used by the Company on terms which are materially the same as those pursuant to which the Company, immediately prior to the Closing Date, owns and/or has the right to use such item. (ii) Schedule 3.12(b) accurately identifies and describes all material Company Intellectual Property subject to implied license or exhaustion/first sale doctrine as of the date hereof.

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(c) Except for Intellectual Property which is, in whole or in part, owned by third parties and subject to a Company Intellectual Property Agreement or in the public domain or the Company has a right to use by implied license or exhaustion/first sale doctrine, the Company is the sole and exclusive owner, with all right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances that will be released upon Closing. All Company Intellectual Property owned, purported to be owned or exclusively licensed from a third party by the Company is herein referred to as “Company Owned Intellectual Property.”

(d) (i) The Company and Company Products have not infringed, misappropriated, diluted or otherwise violated and are not now infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third party; (ii) there is no claim pending that has been noticed to the Company or, to the Company’s Knowledge, threatened against the Company alleging that the Company has engaged in infringement, misappropriation, dilution or other violation by the Company of the Intellectual Property of any third parties, nor has any such claim been alleged and noticed to the Company in the past five (5) years; and (iii) to the Company’s Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property, and no claim against a third party with respect to the alleged infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property is currently pending or, to the Company’s Knowledge, threatened, nor has any such claim been alleged and noticed to the Company in the past five (5) years.

(e) The Company has provided to Parent each standard form of Company Intellectual Property Agreement used by the Company, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property; and (c) confidentiality or nondisclosure agreement. Schedule 3.12(e) accurately identifies each agreement of Company with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property incorporated into or used in connection with any Company Product or otherwise related to the Business.

(f) Except as provided in Schedule 3.12(e), each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company Owned Intellectual Property material to the operations of the Company has signed an agreement, which to Company’s Knowledge is valid and enforceable, containing an assignment or license of Intellectual Property pertaining to such Company Product or Company Owned Intellectual Property to the Company and confidentiality provisions protecting the Company Intellectual Property. No current or former stockholder, officer, director, or employee of the Company has provided any notice to Company of any claim, right (whether or not currently exercisable), or interest to or in any Company Owned Intellectual Property and, to the Knowledge of the Company, there are no facts that exists that any former stockholder, officer, director or employee could use as a basis for a reasonable claim, right (whether or not exercisable) or interest to or in any Company Owned Intellectual Property. No employee of the Company is to the Knowledge of the Company (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning

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Intellectual Property or confidentiality due to his or her activities as an employee of the Company.

(g) The Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect its rights in all proprietary information pertaining to Company Owned Intellectual Property.

(h) To the Knowledge of the Company, none of the software (including firmware and other software embedded in hardware devices) within Company Owned Intellectual Property and material to the operation of the Business (collectively, “Company Software”) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software.

(i) No source code for any Company Software owned, purported to be owned or exclusively licensed has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Company.

(j) Schedule 3.12(j) identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company, the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database.

(k) The Company is and, for the most recent three (3) year period, has been in compliance with all applicable (i) privacy statutes and regulations; (ii) privacy policies it has made publicly available relating to the collection, processing, storage, use, onward transfer and destruction of all Personal Data created, accessed, received, maintained or otherwise processed by the Company; (iii) industry standards relating to Personal Data in the applicable jurisdiction, including, without limitation, the Internet Advertising Bureau, Direct Marketing Association, and Digital Advertising Alliance and corresponding organizations in the applicable jurisdictions in which the Company operates; and (iv) statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials, applicable to the Company or by which the Company or any of its businesses or properties is bound (collectively, (i) and (ii) and (iii), the “Privacy Requirements”), except for such non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company. For the most recent three (3) year period, no Governmental Authority or industry self-regulatory body has notified the Company that it is not in compliance with any Privacy Requirements.

(l) The Company currently, and for the most recent three (3) year period, has (i) implemented commercially reasonable security measures to protect all Personal Data under its control and/or in its possession from unauthorized access, (ii) complied with all applicable laws and regulations relating to data security and (iii) used hardware, software, encryption, systems, policies and procedures consistent with industry standards to protect the security and confidentiality of all Personal Data ((i) and (ii) together, the “Security Requirements”), except for such non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company. For the most recent three (3) year period, no Governmental Authority or industry self-regulatory body has notified the Company that is not in compliance with any Security Requirements.

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(m) For the most recent three (3) year period, neither the Company nor, to the Company’s Knowledge, any service provider to or contractor of the Company has suffered an information security breach involving Personal Data.

Section 3.13 Customers and Suppliers. Schedule 3.13(a) sets forth a true, complete and correct list of the Company’s ten (10) largest customers (“Significant Customers”) and ten (10) largest suppliers (“Significant Suppliers”) by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for the fiscal year ended December 31, 2013 and for the six-month period ending on June 30, 2014. Except as set forth in Schedule 3.13(b), no Significant Customer has indicated as of the date hereof that it shall stop purchasing materials, products or services from the Company. No Significant Customer or Significant Supplier has terminated its relationship with the Company, nor has the Company received notice that any Significant Customer or Significant Supplier intends, anticipates or otherwise expects to stop or reduce the amount of business it does with the Company or change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) of its relationship with the Company or (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.14 Insurance. Schedule 3.14(a) lists all insurance policies maintained as of the date hereof by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect. Schedule 3.14(b) sets forth a description of all pending material claims and all material claims during the preceding twelve (12) month period prior to the date hereof, in each case submitted by or on behalf of the Company pursuant to the Insurance Policies. The Company has not received written (or, to the Company’s Knowledge, oral) notice under any Insurance Policy denying or disputing any pending claim (or coverage with respect thereto) made by the Company or regarding a default under, or a termination or cancellation of, any Insurance Policy currently in effect.

Section 3.15 Litigation; Governmental Orders. Except as set forth on Schedules 3.15(a) and (b), there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the Company’s Knowledge, threatened against the Company, or any properties or assets of the Company. There are no Governmental Orders or material internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting, internal control, disclosure control and procedures or other practices of the Company.

Section 3.16 Compliance With Laws; Permits.

(a) The Company is and, for the most recent three (3) year period, has been in compliance with, all Laws (including Healthcare Laws) or Governmental Orders applicable to the Company or by which the Company or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company. For the most recent three (3) year period, no Governmental Authority has issued any notice or notification stating that the Company is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b) The Company possesses all material Permits necessary for the conduct of the Business, all of which are listed on Schedule 3.16(b), and the Company is not in violation of, and has not violated, in any material respect, the terms or conditions of any such Permits, and has not received written (or, to the Company’s Knowledge, oral) notice of any actual or alleged violation of such Permits or alleging the failure to hold or obtain any such Permits. The Company has not received written (or, to the Company’s Knowledge, oral) notice that any of such Permits will not be renewed, and there are no proceedings pending or, to the Company’s Knowledge, threatened to revoke or withdraw any such Permits.

(c) None of the representations and warranties contained in this Section 3.16 shall be deemed to relate to tax matters (which are governed by Section 3.08), environmental matters (which are governed by Section 3.17), employee benefits matters (which are governed by Section 3.18) or employment matters (which are governed by Section 3.19).

Section 3.17 Environmental Matters. The Company is and has been in compliance with all Environmental Laws in all material respects and there has been no Release in violation of any Environmental Laws from any property, or arising from any operation of the Business. The Company has not received any notice, report or other information regarding any violation of, or any liability (contingent or otherwise) or investigatory, corrective or remedial obligation under, any Environmental Law. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any waste or substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such waste or substance), so as has given or would give rise to any liabilities (contingent or otherwise) or investigatory, corrective or remedial obligations pursuant to Environmental Laws. The Company has furnished to Parent all environmental audits, reports and other material environmental documents relating to the Company’s past or current properties, facilities or operations which are in its possession or under its control. The Company has not assumed, provided an indemnity with respect to, or otherwise become subject to liabilities relating to any Release or under any Environmental Laws of any Person.

Section 3.18 Employee Benefit Matters.

(a) Schedule 3.18(a) contains a true and complete list of all Benefit Plans. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Benefit Plan: (i) a complete copy of each written Benefit Plan as in effect on the date hereof (including any and all amendments thereto) and summaries of the material terms of each unwritten Benefit Plan; (ii) a copy of each trust agreement or funding vehicle with respect to each such Benefit Plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such Benefit Plan that is intended to be qualified under Sections 401(a) or 408(p) of the Code; (iv) a copy of the most recent Form 5500 Annual Report, Form 5304, Form 5305, as applicable, for such Benefit Plan (including attached schedules and audit report, as applicable); and (v) a copy of all applicable summary plan descriptions (as required under ERISA), summary of material modifications, or other plan summaries (as may be required by the Code).

(b) Each Benefit Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms (except as otherwise

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required by Law), and in all material respects in compliance with all applicable requirements of ERISA, the Code and applicable Law, and with respect to each Benefit Plan, to the Company’s Knowledge, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code.

(c) The Company has not or could not be reasonably expected to have any liability, whether direct or contingent, with respect to any Benefit Plan, which (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA. No Benefit Plan or other Contract requires the Company to provide for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state law).

(d) All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Benefit Plan. Except as taken into account in determining Closing Date Net Working Capital, no unfunded liability exists with respect to any Benefit Plan.

(e) Each Benefit Plan that is intended to meet the requirements under Section 401(a) or 408(p) of the Code, as applicable, has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that such Benefit Plan meets the applicable requirements of such Section of the Code, and, to the Company’s Knowledge, no events have occurred that could reasonably be expected to jeopardize such status.

(f) There do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Benefit Plan.

(g) Except as disclosed in Schedule 3.18(g), the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event, will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Benefit Plan, or result in “excess parachute payments” within the meaning of Section 280G of the Code.

(h) Each Benefit Plan or other Contract that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has been maintained and operated in compliance with Section 409A of the Code and the applicable guidance thereunder in all material respects, and (ii) the Company has no obligation to gross-up or indemnify any individual with respect to any tax imposed under Section 409A(a)(1)(B) of the Code.

(i) All Stock Options have been duly authorized by the Board of Directors or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. No Stock Options have been retroactively granted, or the exercise price of any Stock Option determined retroactively. The exercise price of each Stock Option is at least equal to the fair market value of the Common Stock subject to such Stock Option on the date such Stock Option was granted based on Treasury Regulation Section 1.409A-1(b)(5)(iv) and applicable guidance

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and (i) the Company has not incurred and (ii) neither the Company nor Parent will incur any liability under Section 409A of the Code upon the vesting of any Stock Options.

(j) Each individual who is classified by the Company as an independent contractor has been properly classified for all purposes with respect to such status, including, without limitation, for purposes of ineligibility under each Benefit Plan. None of the Company’s employees is a “leased employee” within the meaning of Section 414(n) of the Code.

Section 3.19 Employees. The Company is, and has been, and to its Knowledge its directors, officers and employees are and have been, for the most recent three (3) years prior to the date hereof, in compliance in all material respects, with all collective bargaining agreements and other Contracts with labor or employee organizations and all applicable Laws respecting employment or labor, fair employment practices and equal opportunity, nondiscrimination, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours. In the past three (3) years, the Company has not experienced any material work stoppage, slowdown, labor dispute, allegation, charge, grievance or complaint of unfair labor practice filed with any Governmental Authority; nor, to the Company’s Knowledge, has any such action been threatened against the Company. The Company is not a party to any collective bargaining agreement or other Contracts with labor or employee organizations and, to the Company’s Knowledge, there is no organizational or decertification effort presently being made or threatened on behalf of any labor union with respect to the employees of the Company.

Section 3.20 Books and Records. The books and records of the Company, are complete and correct in all material respects and have been maintained in accordance with applicable Laws and commercially reasonable business practices. The minute books of the Company accurately reflect all material actions taken by written consent of, the Stockholders and the Board of Directors.

Section 3.21 Brokers. Except as set forth in Schedule 3.21, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.22 Interested Party Transactions. Except as set forth in Schedule 3.22, the Company is not party to any Contract or agreement with any Affiliate, holder of five percent (5%) or more of its outstanding Equity Securities or director or executive officer of the Company.

Section 3.23 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III, none of the Company, the Stockholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, and any such other representations or warranties are hereby disclaimed.

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ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except as set forth in the Disclosure Schedules attached to this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents.

(a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby, including the Merger, will (i) violate or conflict with or result in any breach of any provision of the respective Charter Documents of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties or assets may be bound, or (iv) violate any Governmental Order or Law applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby, including the Merger, by each of Parent and Merger Sub do not and will not require any consent,

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approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with the Secretary of State of the States of South Carolina and Delaware and (ii) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay consummation of the transactions contemplated hereby.

Section 4.03 Ownership of Merger Sub; No Prior Merger Sub Operations.

(a) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

(b) All of the outstanding equity interests of Merger Sub are owned directly by Parent. As of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any equity interests of Merger Sub.

(c) Except for obligations or liabilities incurred in connection with its formation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 4.05 Financing. Parent and Merger Sub collectively have sufficient funds available to consummate the transactions as contemplated by this Agreement in a timely fashion.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Vote Required. No vote of the holders of any class or series of capital stock or other equity interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

Section 4.08 Investment Intent. Parent is purchasing the Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Parent acknowledges that such Shares have not been registered under the Securities Act,

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or any state securities Laws and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an applicable exemption therefrom.

Section 4.09 Independent Investigation. Parent and Merger Sub conducted their own independent investigation review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel properties, assets, premises, books and records, and other documents and data of the Company. Parent and Merger Sub acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, each of Parent and Merger Sub has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement; and (b) none of any Stockholder, the Company or any other Person has made any representation or warranty as to Stockholder, the Company or this Agreement, except as expressly set forth in Article III of this Agreement.

ARTICLE V
Covenants

Section 5.01 Conduct of Business of the Company. Except as expressly permitted by this Agreement or as set forth in Schedule 5.01, as required by applicable Law or unless Parent shall otherwise consent in writing Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing (the “Interim Period”), (i) the Company shall conduct the business of the Company in the ordinary course of business consistent with past practice; (ii) the Company shall keep in full force all of its insurance policies (other than any such policies that are immediately replaced with substantially similar policies); and (iii) the Company shall promptly notify Parent of: (1) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated hereby; and (2) any Action against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company. Without limiting the foregoing, and except as otherwise expressly permitted in this Agreement during the Interim Period, the Company will not:

(a) issue, sell, grant options or warrants or other rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or warrants or other rights to purchase or pledge, any Shares (except as required by the terms of any Stock Option outstanding as of the date hereof) and disclosed pursuant to this Agreement;

(b) amend or otherwise change its Charter Documents;

(c) engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division thereof;

(d) implement or adopt any change in its accounting principles, other than as required by GAAP;

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(e) make or change any material election, adopt or change any accounting method, file or amend any income or other material Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

(f) change its method of accounting for income Tax purposes, make or change an annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Company for any period ending after the Closing Date or decreasing any Tax attribute of Company existing on the Closing Date;

(g) make any capital expenditure (except a capital expenditure that: (i) does not exceed $25,000 individually; and (ii) when added to all other capital expenditures made by or on behalf of the Company since the date of this Agreement, does not exceed $50,000 in the aggregate);

(h) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract (for purposes of clarity, entering into any statement of work under a Material Contract in the ordinary course of business and that does not otherwise commit or obligate the Company to perform any material amount of services (which, for this purpose, shall mean any amount of services costing the Company in excess of $50,000) shall not constitute an amendment to such Material Contract);

(i) establish, adopt, enter into or amend any Benefit Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees;

(j) hire any employee of the Company;

(k) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(l) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice the primary purpose of which is to effect the acceleration to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (C) any practice the primary purpose

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of which is to effect the postponing to post-Closing periods of payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity;

(m) commence or settle any Action;

(n) enter into any contract or agreement containing covenants binding on the Company or the Business or with respect to the Company or the Business not to compete in any line of business with any Person or in any geographic area;

(o) directly or indirectly enter into any agreement, arrangement, undertaking or understanding to do any of the foregoing.

Section 5.02 Access to Information. During the Interim Period, the Company shall (i) afford Parent and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement. All requests by Parent for access pursuant to this Section 5.02 shall be submitted or directed exclusively to Jay Grobowsky or such other individuals as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion, contravene any applicable Law. Prior to the Closing, Parent or Merger Sub shall contact any suppliers to, or customers of, the Company only in conjunction with the Company. Parent shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.

Section 5.03 No Solicitation of Other Bids.

(a) During the period beginning on the date of this Agreement and continuing until the Closing Date, the Company shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition

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Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any material portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, the Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04 Supervening Event; Updating of Disclosure Schedules.

(a) During the Interim Period, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (and in each case the notifying party shall use its reasonable best efforts to cure before the Closing Date), the occurrence, or failure to occur, of any event or receipt of any information that would be likely to cause any representation, warranty or covenant by such party contained in this Agreement to be untrue or inaccurate or any failure of such party to comply with any covenant or agreement to be complied with by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition for purposes of determining whether the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied unless permitted in accordance with subsection (b) immediately below.

(b) Prior to the Closing Date, the Company shall deliver to Parent an amendment to the Disclosure Schedules to reflect any changes thereto that are not prohibited by the terms of Section 5.01, which amendments shall be deemed to be included within the Disclosure Schedules. Notwithstanding the foregoing, any updates or changes which are not prohibited but which are outside the ordinary course of business of the Company (for example, litigation, breach of contract, breach of warranty, or non-compliance with laws) shall be ignored for purposes of determining whether the conditions set forth in Sections 7.02(a), 7.02(b) or 7.02(c) have been satisfied; provided, however, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement if a Closing occurs.

(c) During the Interim Period, the Company shall give prompt notice to Parent of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

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Section 5.05 Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its subsidiaries to (i) agree to or to effect any divestiture, hold separate (including by establishing a trust or otherwise), settlement, undertaking, consent decree, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or of Parent or its subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or of Parent or its subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or of Parent or its subsidiaries, (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Authority; or (v) except as expressly contemplated in this Agreement, make any cash payment to a third party or otherwise expend any monies.

(b) The Company shall use commercially reasonable efforts to secure, before the Closing Date, in form and substance reasonably satisfactory to Parent, any consent, approval or waiver required to be obtained from any Person with respect to any material Contract necessary for the conduct of the business of the Company as presently conducted, as set forth on Schedule 3.03. Parent and Merger Sub shall cooperate with the Company as it may reasonably request in connection therewith. If such consent, approval or waiver cannot be obtained, the Company, the Interested Holders and the Interested Holders Representative shall cooperate in any commercially reasonable arrangement designed to obtain for Parent (and the Company post-Closing) the material benefits, privileges and obligations of the applicable Material Contract.

Section 5.06 Required Stockholder Approval.

(a) Prior to the execution and delivery of this Agreement, the Company shall have prepared (and shall have provided Parent with a reasonable opportunity to review and comment on) an information statement to be distributed to the Stockholders in connection with the Stockholders’ Meeting (the “Information Statement”). Upon the execution and delivery of this Agreement, the Company shall, in accordance with the Company’s organizational documents and applicable Laws, provide the Information Statement to the Company Stockholders in connection with the Unanimous Written Consent and the Company Stockholders’ Meeting. The Information Statement shall include the Company Board Recommendation. The Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

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(b) Immediately after the execution and delivery of this Agreement, the Company shall solicit the unanimous written consent of the Stockholders in accordance with the SBCL and applicable Laws evidencing the approval of this Agreement in the form attached hereto as Exhibit I (the “Stockholder Written Consent”), signed by all of the Stockholders.

(c) In addition, and without limiting the obligations of the Company under Section 5.06(b), but only for so long as the Stockholder Written Consent has not been obtained, the Company shall take all action necessary under the SBCL and all applicable Laws to call, give notice of and hold a meeting of the Company Stockholders to vote on the adoption and approval of this Agreement (the “Stockholders’ Meeting”). The Stockholders’ Meeting shall be held on the Business Day prior the Scheduled Closing Date (or on such other date as is mutually agreed by the Company and Parent). The Company shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with the SBCL and all applicable Laws.

Section 5.07 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company’s Charter Documents, in each case as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) Prior to the Closing, the Company may obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

Section 5.08 Closing Conditions.

(a) From the date hereof until the Closing, the Company shall use its commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Sections 7.01 and 7.02 hereof.

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(b) From the date hereof until the Closing, Parent and Merger Sub shall use their commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Sections 7.01 and 7.03 hereof.

Section 5.09 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.10 Cooperation in Preparing Pro Forma Financial Statements. The Company agrees to cooperate, and cause its accountants to cooperate, in providing (a) historical financial information to Parent in a manner for Parent to satisfy its filing obligations with the Securities and Exchange Commission and (b) any other information reasonably requested by Parent in order to comply with the requirements of Regulation S-X of the Securities Act, including Rule 3-05 and Article 11 promulgated thereunder.

Section 5.11 Post-Closing Access to Books and Records. From and after the Closing until the second anniversary of the Closing, to the extent permitted by Law or contractual obligation and subject to keeping intact any privilege relating to such information and the confidentiality obligations set forth herein, Parent will cause the Surviving Corporation to provide the Interested Holders Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours upon reasonable advance notice to Parent, to the books and records of the Company solely with respect to periods prior to and including the Closing Date in connection with any reasonable business justification previously disclosed to the Surviving Corporation whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. For purposes of clarity, in no event will the foregoing be deemed to limit the Parties’ obligations set forth in Section 6.01(e) of this Agreement.

Section 5.12 Company Employees and Benefits. If requested by Parent prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, such approval not to be unreasonably withheld). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

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ARTICLE VI
Tax Matters

Section 6.01 Tax Covenants.

(a) Responsibility for Preparing Pre-Closing Period Tax Returns.

(i) Interested Holders Representative shall prepare or cause to be prepared (at Interested Holders’ cost and expense, which amounts will be paid out of the Interested Holders Representative Amount, all Tax Returns for Pre-Closing Tax Periods (other than Tax Returns for Straddle Periods which are addressed in Section 6.01(a)(ii)) which are required to be filed by or on behalf of the Company after the Closing Date (any such Tax Return, a “Pre-Closing Period Tax Return”). All such Pre-Closing Period Tax Returns will be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. Parent, Merger Sub, the Company and the Interested Holders Representative agree to report, act and file Tax Returns consistent with the following rules: (A) the Company shall have a Tax year that ends for U.S. federal income tax purposes as of the end of the day on the Closing Date and, to the extent permitted by applicable law, all items accruing on the Closing Date shall be allocated to the Company’s Pre-Closing Tax Period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1), and the Company shall be part of Parent’s consolidated U.S. federal income Tax Return for the first taxable period ending after the Closing Date; (B) to the extent permitted by applicable Law, all Transaction Tax Deductions shall be included as deductions on the Tax Returns of the Company for the Pre-Closing Tax Period ending as of the end of the day on the Closing Date. Interested Holders Representative will deliver or cause to be delivered drafts of any such Pre-Closing Period Tax Returns to Parent for Parent’s review and comment at least thirty (30) days prior to the due date of any such Pre-Closing Period Tax Return (or at least ten (10) days prior to the due date for such Pre-Closing Period Tax Return in the case of such Pre-Closing Period Tax Return that is due less than forty-five (45) days after the end of the applicable taxable period). The drafts of any such Pre-Closing Period Tax Return will be subject to the Parent’s review and comment (and the Interested Holders Representative shall consider in good faith and implement the reasonable comments of Parent to such Pre-Closing Period Tax Returns, to the extent such comments are consistent with the Company’s past practice and applicable Law) and consent to the filing of such Pre-Closing Period Tax Returns, such consent not to be unreasonably withheld, conditioned or delayed. If Parent has comments regarding any item on any such Pre-Closing Period Tax Return, Parent will notify Interested Holders Representative (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such comments and the basis for such comment. If Parent does not provide comments by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return will be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 6.01(a). If the Parent timely provides comments regarding a Pre-Closing Period Tax Return and the Interested Holders and Parents disagree with respect to such comments, then the Parent and the Interested Holders Representative will act in good faith to resolve any dispute prior to the due date of any such Pre Closing Period Tax Return. If Parent and the Interested Holders Representative cannot resolve any disputed item, the item in question will be resolved by the Accountants whose determination will be final and conclusive for purposes of this Section 6.01(a)(i). The fees and expenses of the Accountants will be paid fifty percent (50%) by Parent

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and fifty percent (50%) by the Interested Holders Representative (on behalf of the Interested Holders). If the Accountants are unable to resolve any such matter prior to the due date (including extensions, which will be sought as necessary) for filing any Tax Return reflecting any such disputed matter, then such Tax Return will be timely filed by the appropriate Party on the basis proposed by the Interested Holders Representative and will thereafter be amended as necessary to reflect the Accountants’ decision. The Interested Holders Representative shall pay, or cause to be paid, all Taxes due and payable in respect of the Pre-Closing Period Tax Returns to the extent that such Taxes exceed the amount of Taxes that are included in Closing Date Working Capital and, as such, taken into account in the calculation of the Merger Consideration.

(ii) Straddle Period Tax Returns. Parent will, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by the Company and shall cause the Company to pay all Taxes showing as due on such Straddle Period Tax Returns. All Straddle Period Tax Returns will be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. Parent will deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Interested Holders Representative for his review at least thirty (30) days prior to the due date of any such Straddle Period Tax Return (or at least ten (10) days prior to the due date for such Pre-Closing Period Tax Return in the case of a Straddle Period Tax Return that is due less than forty-five (45) days after the end of the applicable taxable period) and will notify the Interested Holders Representative of the Parent’s calculation of the Interested Holders’ share of the Taxes of the Company for such Straddle Period (determined in accordance with Section 6.01(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Interested Holders’ share of the Tax liability for such Straddle Period (determined in accordance with Section 6.01(b)) will be subject to the Interested Holders Representative’s review and comment (and Parent shall consider in good faith and implement the reasonable comments of the Interested Holders Representative to such Straddle Period Tax Returns, to the extent such comments are consistent with the Company’s past practice and applicable Law) and consent to the filing of such Straddle Period Tax Returns, such consent not to be unreasonably withheld, conditioned or delayed. If the Interested Holders Representative has comments regarding any item on any such Straddle Period Tax Return, the Interested Holders Representative will notify Parent (by written notice within fifteen (15) days of receipt of such draft of such Straddle Period Tax Return) of such comments and the basis for such comment. If the Interested Holders Representative does not provide comments by written notice within such period, the amount of Taxes shown to be due and payable on such Straddle Period Tax Return will be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 6.01(a)(ii). If the Interested Holders Representative timely provides comments regarding a Straddle Period Tax Return and Parent and the Interested Holders Representative disagree with respect to such comments, then the Parent and the Interested Holders Representative will act in good faith to resolve any dispute prior to the due date of any such Straddle Period Tax Return. If Parent and the Interested Holders Representative cannot resolve any disputed item, the item in question will be resolved by the Accountants, whose determination will be final and conclusive for purposes of this Section 6.01(a)(ii). The fees and expenses of the Independent Accountants will be paid fifty percent (50%) by Parent and fifty percent (50%) by the Interested Holders Representative (on behalf of the Interested Holders). If the Accountants are unable to resolve any such matter prior to the due date (including extensions, which will be sought as necessary) for filing any Tax Return reflecting any such disputed matter,

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then such Tax Return will be timely filed by the appropriate Party on the basis proposed by Parent and will thereafter be amended as necessary to reflect the Accountants’ decision. Parent will pay or cause to be paid all Taxes due and payable in respect of all Straddle Period Tax Returns of the Company; provided, however, that Parent will be entitled to reimbursement from the Escrow Funds for all Taxes paid by Parent with respect to such Straddle Period Tax Returns to the extent such Taxes are properly allocable to the Pre-Closing Tax Period pursuant to Section 6.01(b).

(b) Allocation of Straddle Period Taxes. In the case of any Straddle Period,

(i) the amount of any Taxes based upon or measured by income or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time), and

(ii) the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(c) Post-Closing Actions. Neither Parent nor any Affiliate (including the Surviving Corporation) of the Parent will file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Surviving Corporation for any periods (or portion thereof) ending on or before the Closing Date, or make an election under Code Section 338 with respect to the acquisition of the Company if any such amendment, modification or election would increase the amount of Tax owing by the Company for any Pre-Closing Tax Period, without the prior written consent of the Interested Holders Representative, in each case, except as specifically required by applicable Law.

(d) Tax Refunds. Notwithstanding anything to the contrary contained in this Agreement, any cash Tax refunds in respect of Taxes for Pre-Closing Tax Periods and amounts credited against Taxes for Pre-Closing Tax Periods will be paid to the Stockholders in accordance with their respective pro-rata share (net of employment and income tax withholding) within fifteen (15) days after receipt or entitlement thereto, provided, that such amounts shall be net of (i) any reasonable out-of-pocket costs associated with obtaining such refund of Taxes; (ii) any Tax borne by Parent or the Surviving Corporation as a result of the receipt of such refund or credit; and provided that any credit or refund related to a Straddle Period shall be prorated based on the method set forth in Section 6.01(b). If there is a subsequent reduction by a Governmental Authority of any amounts with respect to which a payment has been made pursuant to this Section 6.01(d), then the Interested Holders Representative shall pay Parent an amount equal to such reduction plus any interest or penalties imposed by a Governmental Authority with respect to such reduction.

(e) Cooperation and Records Retention. The Interested Holders Representative and Parent will:

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(i) each provide the other, and Parent will cause the Surviving Corporation to provide the Interested Holders Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes,

(ii) each retain and provide the other, and Parent will cause the Surviving Corporation to retain and provide the Interested Holders Representative with, any records or other information that may reasonably be relevant to such Tax Return, audit or examination, proceeding, or determination, and

(iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Surviving Corporation for any period. Without limiting the generality of the foregoing, Parent will retain, and will cause the Surviving Corporation to retain, and the Interested Holders Representative will retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending before or including the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party will bear its own expenses in complying with the foregoing provisions.

(f) Tax Proceedings. With respect to the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding involving Taxes that could result in an indemnification payment being made under Section 8.02(a) in connection therewith (each, a “Tax Proceeding”), each such matter will be subject to the control of the Interested Holders Representative; provided that.

(i) the Interested Holders Representative’s counsel is reasonably satisfactory to Parent,

(ii) the Interested Holders Representative will thereafter consult with Parent upon Parent’s reasonable request for such consultation from time to time with respect to such inquiry, examination or proceeding (including any Tax audit), and

(iii) the Interested Holders Representative will not, without Parent’s consent, which consent will not be unreasonably withheld, conditioned or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Parent, any of its Affiliates or the Company with respect to a Taxable Period (or portion thereof) beginning after the Closing Date. Parent will notify the Interested Holders Representative in writing within ten (10) days after learning of any such inquiry, examination, or proceeding. Parent will cooperate with the Interested Holders Representative, as the Interested Holders Representative may reasonably request, in any such inquiry, examination or proceeding.

(g) Withholding. Notwithstanding any other provision in this Agreement, Parent, the Company, the Interested Holders Representative and the Escrow Agent will have the right to

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deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made. Parent, the Interested Holders Representative and the Escrow Agent will use commercially reasonable efforts to avoid or reduce any such withholding, including obtaining IRS Forms W-8 and/or W-9 from the recipients of the payments.

(h) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), will be paid by Parent when due; provided, however, that Parent will be entitled to reimbursement for one-half of such Taxes out of the Escrow Funds, and Parent will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i) Adjustments to the Base Purchase Price. Parent and the Interested Holders agree to treat any amounts payable after the Closing by Interested Holders through the Escrow Agent or otherwise to Parent (or by Parent to the Interested Holders) pursuant to this Agreement as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.02 Non-Tax Covenants.

(a) Confidentiality; Public Announcements. None of the Company, the Interested Holders or any of their respective representatives or Affiliates will disclose to any Person, either directly or indirectly, either this Agreement or the Ancillary Documents, or the terms and conditions of any of the foregoing, or the transactions contemplated hereby or thereby, unless otherwise required by applicable Laws based upon the written advice of counsel (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the other party a reasonable time to seek temporary, interim, or permanent injunctions to such disclosure with the appropriate Governmental Authority), without the prior written consent of Parent; provided, that the Interested Holders may disclose such information (subject to confidentiality restriction at least as restrictive as the terms of this Section 6.02) to their respective directors, officers, stockholders, employees, agents, or advisors (including attorneys, accountants, and financial advisors) who or which need to know such information to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Unless otherwise required by applicable Laws based upon the written advice of counsel, none of the Company, the Interested Holders or any of their respective representatives or Affiliates will make any public announcements in respect of this Agreement or any of the Ancillary Documents, the terms and conditions of any of the foregoing or the transactions contemplated hereby or thereby, or otherwise communicate with any news media without the prior written consent of Parent. Parent may, in Parent’s sole discretion, make public statements and issue press releases relating to the Merger without the consent of the Company; provided, however, that prior to the release of any press release solely relating to the Merger, Parent shall consult

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with Company regarding the content of such press release and shall consider any comments of the Company regarding such press release in good faith.

(b) Further Assurances. Following the Closing, each of Parent, Merger Sub, the Company and the Interested Holders will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VII
Conditions to Consummation of the Merger; Closing Deliverables

Section 7.01 Conditions Precedent of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Required Stockholder Approval.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.

Section 7.02 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Merger Sub and Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Parent:

(a) Accuracy of Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations), shall be true and correct in all material respects, in each case at and as of the date hereof and the Closing Date (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date); and

(ii) each of the Company Fundamental Representations shall be true and correct in all respects, in each case at and as of the date hereof and the Closing Date (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date).

(b) Performance of Covenants. The Company will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) No Material Adverse Effect. No change, effect, event, occurrence, state of facts or development will have occurred since the date of the Agreement that has had, or would

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reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Deliveries. The Company will have made all of the deliveries to Parent, in form and substance reasonably acceptable to Parent, set forth in Section 7.04.

(e) Required Stockholder Approval. The Required Stockholder Approval will have been received.

(f) 280G Stockholder Vote. Prior to the Closing, if and only if there are any reasonably expected “Parachute Payments” under Section 280G, then the Company will submit to a vote of Stockholders (the “280G Stockholder Vote”), in a manner that satisfies the requirements of Q/A-7 of the Treasury Regulations under Section 280G of the Code (“Section 280G”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any and all payments and benefits in the nature of compensation that could, but for any Parachute Payment Waiver (as applicable and as defined below) and approval, reasonably be expected to be treated as “parachute payments” under Section 280G (either alone or in combination with any other event). The Company shall, (i) at least five (5) Business Days prior to providing the applicable disqualified individuals with any required waivers, consents or agreements (the “Parachute Payment Waivers”) and the applicable Company Stockholders with any materials necessary to comply with the 280G Stockholder Vote, provide a draft of the applicable materials to Parent and consider the incorporation into such materials of any reasonable comments that are timely provided by Parent and (ii) use commercially reasonable efforts to obtain any required Parachute Payment Waivers from each disqualified individual at least one (1) Business Day prior to conducting the 280G Stockholder Vote. Prior to the Closing, the Company shall provide Parent with copies of all documents executed by the Company Stockholders and disqualified individuals in connection with the 280G Stockholder Vote.

(g) Dissenting Shares. Holders of no more than five percent (5%) of the outstanding shares of Common Stock as of immediately prior to the Closing, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to the SCBCL with respect to such shares of Common Stock.

(h) No Proceedings. Since the date of this Agreement, no Action, regulation or legislation shall have been instituted, threatened or proposed against the Company before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Company, the Business or the property and assets relating to the business of the Company, if such suit, action, proceeding, investigation, regulation or legislation could be reasonably expected to result in a Material Adverse Effect.

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Section 7.03 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Company:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of such date (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date).

(b) Performance of Covenants. Each of Merger Sub and Parent will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Closing.

(c) Deliveries. Parent and Merger Sub will have made all of the deliveries to the Company, in form and substance reasonably acceptable to the Company, set forth in Section 7.05.

Section 7.04 Deliveries by the Company. At or prior to the Closing, the Company shall deliver to Parent the following:

(a) Closing Certificate. A certificate of the Secretary of the Company substantially in the form attached hereto as Exhibit J.

(b) Escrow Agreement. The Escrow Agreement duly executed by the Interested Holders Representative and the Escrow Agent.

(c) Payoff Letters. Payoff letters with respect to all Indebtedness of the Company for borrowed money as of the Closing and releases of any related Encumbrances granted in connection with such Indebtedness, indicating that upon payment of a specified amount (subject to per diem increase, if applicable), such holder will release its Encumbrances in, and agree to execute or authorize the execution of Uniform Commercial Code Termination Statements necessary to release of record its Encumbrances in, all assets, properties and securities of the Company, each in form and substance satisfactory to Parent.

(d) Service Provider Invoices. Invoices from each of Petsky Prunier LLC and Hunton & Williams LLP (“H&W”) with respect to the applicable amounts constituting Company Transaction Expenses.

(e) Release of Encumbrances. Evidence of release, discharge or termination of all other Encumbrances (other than Permitted Encumbrances) on the Company’s assets, properties and securities, including without limitation evidence of Uniform Commercial Code Termination Statements in form and substance reasonably satisfactory to Parent.

(f) Good Standing Certificates. Certificates of good standing with respect to the Company, issued by the Secretary of State of South Carolina, and by the Secretaries of State of

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each other state where such entities are qualified to do business, each as of a date not more than ten (10) Business Days prior to the Closing Date.

(g) FIRPTA Affidavit. An affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), such that Parent is exempt from withholding any portion of the Merger Consideration thereunder, in form and substance reasonably acceptable to Parent.

(h) Resignations. Written resignations of such officers and directors of the Company as are directed by Parent at least two (2) Business Days prior to the Closing Date but effective on the Closing Date, in form and substance reasonably satisfactory to Parent.

(i) Articles of Merger. The Articles of Merger duly executed by the Company, together with such other documents required under the SCBCL in order to consummate the Merger.

(j) Certificate of Merger. The Certificate of Merger duly executed by the Company, together with such other documents required under the DGCL in order to consummate the Merger.

(k) Approvals and Consents. All approvals and consents required to be obtained pursuant to Section 5.05, including as set forth on Schedule 3.03, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in form and substance reasonably satisfactory to Parent.

(l) Other. Such other deliveries as Parent or Merger Sub may reasonably request in connection with the transactions contemplated by this Agreement.

Section 7.05 Deliveries by Parent and Merger Sub. At or prior to the Closing, Parent and Merger Sub shall deliver to the Company the following:

(a) Closing Certificate. A certificate of the Secretary of Parent and Merger Sub substantially in the form attached hereto as Exhibit K.

(b) Escrow Agreement. The Escrow Agreement duly executed by Parent.

(c) Good Standing Certificates. Certificates of good standing with respect to each of Parent and Merger Sub, issued by the Secretary of State of their respective states of incorporation, in each case as of a date not more than ten (10) Business Days prior to the Closing Date.

(d) Articles of Merger. The Articles of Merger duly executed by Merger Sub, together with such other documents required under the SCBCL in order to consummate the Merger.

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(e) Certificate of Merger. The Certificate of Merger duly executed by Merger Sub, together with such other documents required under the DGCL in order to consummate the Merger.

ARTICLE VIII
Indemnification

Section 8.01 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein or a Party’s right to indemnification pursuant to this Article VIII shall survive the Closing Date until the twelve (12) month anniversary of the Closing Date; provided, however, that the survival period shall extend until the applicable statute of limitations plus sixty (60) days for any indemnifiable claims involving fraud, intentional misrepresentation or willful misconduct committed by a Party with respect to the transactions contemplated herein or for any indemnifiable claims alleging breach of the Company Fundamental Representations or the Parent Fundamental Representations. The covenants and agreements of the Parties to be wholly performed prior to the Closing shall survive the Closing for a period of twelve (12) months after the Closing Date; and the other covenants or agreements to be performed at or after the Closing shall survive the Closing until fully performed. A Parent Indemnified Party’s or Interested Holder Indemnified Party’s claim for indemnification under Section 8.02 or Section 8.03 shall be made on or prior to the date, if any, on which the survival period for such representation and warranty expires, it being understood that claims made in writing in accordance with the notice provisions hereof on or prior to such expiration date shall survive such expiration date and claims first made after such expiration date shall be barred.

Section 8.02 Indemnification by Interested Holders. From and after the Closing, subject to the limitations set forth in this Article VIII, the Interested Holders (subject to the limitations set forth in Section 8.04(d) and Section 8.06), hereby agree to defend, indemnify and hold harmless Parent, its Affiliates (including the Company) and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any and all Losses suffered or incurred by a Parent Indemnified Party, caused by, resulting from or arising out of:

(a) (i) breaches of representations or warranties hereunder on the part of the Company; and (ii) any claim by a third party asserted against any Parent Indemnified Party following the Closing, which such claim alleges or would be a breach of a representation or warranty hereunder on the part of the Company;

(b) failures by the Company to perform or otherwise fulfill any covenant, undertaking or other agreement or obligation hereunder (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any Closing Date Debt, any Company Transaction Expenses and any shortfall in the calculation of Closing Date Cash not taken into account in the calculation of Merger Consideration at the Closing or any Net Working Capital Deficiency;

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(d) the failure of any item set forth in the Payment Allocation Schedule to be accurate, true and correct in all respects as of the Closing;

(e) any Indemnified Taxes;

(f) any claims made by or among the Interested Holders or any other Person with respect to allocation of the Merger Consideration or entitlement to any portion of the Merger Consideration;

(g) any Dissenting Share Payments;

(h) any of the items set forth on Schedule 3.15 (inclusive of both clauses (a) and (b) thereof).

Section 8.03 Indemnification of Interested Holders. From and after the Closing, subject to the limitations set forth in this Article VIII, Parent hereby agrees to defend, indemnify and hold harmless Interested Holders and their respective Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Interested Holder Indemnified Parties”) from and against any and all Losses suffered or incurred by an Interested Holder Indemnified Party resulting from or arising out of (a) breaches of representations or warranties hereunder on the part of Parent and Merger Sub; or (b) failures by Merger Sub or Parent to perform or otherwise fulfill any covenant, undertaking or agreement or obligation hereunder.

Section 8.04 Limitations on Indemnity.

(a) Notwithstanding anything contained in this Agreement to the contrary, the Interested Holders shall be obligated pursuant to Section 8.02(a) (other than with respect to the Company Fundamental Representations) and Section 8.02(b) only to the extent that such Losses exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”). Once such Losses exceed the Basket, the Parent Indemnified Parties shall be entitled to indemnification for the full amount of all Losses exceeding $125,000. The Parent Indemnified Parties shall not be entitled to recover for Losses pursuant to Sections 8.02(a) and (b) in an aggregate amount in excess of the Escrow Amount (the “Maximum Indemnification Limit”); provided, however, that the total aggregate amount the Parent Indemnified Parties shall be entitled to recover for such Losses arising out of, based upon or attributable to any Company Fundamental Representation or pursuant to Sections 8.02(c)-(h) shall be limited to the Base Purchase Price. As used herein, any such Losses arising out of, based upon or attributable to any Company Fundamental Representation or pursuant to Sections 8.02(c)-(h) are referred to herein as the (“Special Indemnity Matters”). Notwithstanding the foregoing, the limitations on indemnity set forth in this Section 8.04(a) (including, without limitation, the Maximum Indemnification Limit) shall not apply to any Losses arising out of, based upon or attributable to fraud, intentional misrepresentation or willful misconduct.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Interested Holder Indemnified Parties shall not be entitled to recover for any Losses pursuant to Section 8.03 (other than with respect to the Parent Fundamental Representations) in an aggregate amount in excess of the Maximum Indemnification Limit; provided, however, that the total

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aggregate amount the Interested Holder Indemnified Parties shall be entitled to recover for such Losses arising out of, based upon or attributable to any Parent Fundamental Representation or willful misconduct shall be limited to the Base Purchase Price. Notwithstanding the foregoing, the limitations on indemnity set forth in this Section 8.04(b) (including, without limitation, the Maximum Indemnification Limit) shall not apply to any Losses arising out of, based upon or attributable to fraud or willful misconduct.

(c) In respect of any Special Indemnity Matters (other than under Section 8.02(c)), the Parent Indemnified Parties’ recovery shall be, first, against the Escrow Amount as long as there are Escrow Funds remaining, and then, second, against the Interested Holders directly up to, in the case of each Interested Holder directly pro rata on a several but not joint basis, such Interested Holder’s liability limit set forth in Section 8.04(b); provided, however, that in respect of any indemnification claim by a Parent Indemnified Party under Section 8.02(c) (Payment of Net Adjustment to Merger Consideration, Closing Date Cash and Net Working Capital), the Parent Indemnified Parties’ recovery shall be (at the discretion of such Parent Indemnified Party and in whatever order the Parent Indemnified Party may choose) against either (or both): (i) the Interested Holders directly up to, in the case of each Interested Holder, such Interested Holder’s liability limit set forth in Section 8.04(b) or (ii) the Escrow Amount as long as there are Escrow Funds remaining.

(d) Notwithstanding anything contained in this Agreement to the contrary, if and to the extent set there has been a final resolution with respect to the Special Indemnity Matters set forth in Schedule 3.15(b), upon Parent’s consent to early release in writing (such consent not to be unreasonably withheld, conditioned or delayed), $1,000,000 of the Escrow Amount (or such lesser amount equal to the remaining Escrow Funds, if any) shall be distributed in accordance with the provisions of the Escrow Agreement.

(e) Notwithstanding anything herein to the contrary, except in the case of fraud, intentional misrepresentation or willful misconduct, each Interested Holder shall only be liable to the Parent Indemnified Parties for Losses up to an aggregate amount equal to such Interested Holder’s Pro Rata Share of the Base Purchase Price.

(f) If a specific reserve, provision or allowance (in the form of an accrued liability or an offset to an asset or similar item) is reflected on the face of the Closing Date Balance Sheet to any matter for which a Parent Indemnified Party would otherwise be entitled to indemnification under Section 8.02, then the calculation of Losses in respect of such matter shall be reduced by the full amount of the reserve, provision or allowance as set forth on the face of such Closing Date Balance Sheet.

(g) From the period commencing on the Closing Date and ending on the first (1st) anniversary thereof, Parent will, or will cause the Company to, maintain in force the directors and officers insurance in effect as of the date hereof (or reasonably equivalent insurance, at the discretion of Parent) insuring the Company or policies with substantially the same coverage, deductibles and other terms and conditions. If Parent determines that it is reasonably likely that coverage would be available under any either of said insurance policies for a Loss, then Parent will or will cause the Company to submit such claim provided, however that Parent shall be under no obligation to pursue such claim beyond the initial submission nor shall Parent be under

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any obligation to commence any legal proceeding against an insurer. To the extent a Parent Indemnified Party actually receives payment for a claim under said insurance policies, then (i) the Parent Indemnified Party shall be entitled to all the benefits of such coverage for such claim for Losses and (ii) the Parent Indemnified Party shall not be entitled to payment for indemnification for such Loss to the extent such Losses are actually recovered from the applicable insurance carrier (net of costs of enforcement and deductibles). If the Parent Indemnified Party receives an indemnification payment under this Article VIII and, thereafter, the Parent Indemnified Party receives payment from an insurance company relating to the claim specifically indemnified by the Interested Holders, the Parent Indemnified Party will pay the Interested Holders Representative on behalf of the Interested Holders, as reimbursement, the lesser of: (a) the amount recovered from insurance company in respect of such claim (net of costs of enforcement and deductibles) and (b) the amount of the indemnification payment that the Parent previously received in respect of such matter under this Article VIII.

(h) For the purpose of determining the amount of the Loss resulting from a breach or inaccuracy of a representation or warranty of the Company (but not for the purpose of determining the existence of such breach or inaccuracy), any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

(i) No Interested Holder shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Interested Holder may become subject under or in connection with this Agreement.

(j) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the Parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.

Section 8.05 Procedure for Indemnification and Defense of Third Party Claims.

(a) Promptly after an Interested Holder Indemnified Party or Parent Indemnified Party, as the case may be (an “Indemnified Party”), (i) receives notice of a claim for indemnification or the commencement of any Proceeding with respect to which it believes it is entitled to be indemnified under this Article VIII; or if it otherwise determines to make an indemnification claim hereunder (the “Indemnified Party Claim”) against the Interested Holders, on the one hand, or Parent, on the other hand (in either case, the “Indemnitor”) under this Article, promptly notify the Indemnitor in writing of the commencement of such claim (the “Indemnified Party Claim Notice”) which notice shall set forth the specific facts and circumstances relating to such claim in reasonable detail, the amount of estimated Losses, taking into account the applicable limitations of Section 8.04 (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) (the “Loss Estimate”) and, if readily determinable, the specific section(s) of this Agreement upon which the Indemnified Party is relying in seeking indemnification; provided, however, that the omission to notify the

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Indemnitor shall not relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnitor is not materially and adversely prejudiced by such omission.

(b) If an indemnification claim that is the subject of an Indemnified Party Claim Notice does not involve a third party and, prior to the tenth (10th) Business Day after delivery of the Indemnified Party Claim Notice, the Indemnitor delivers to the Indemnified Party a written notice (a “Dispute Notice”) disputing the Indemnified Party Claim, then the Interested Holders Representative, on the one hand, and Parent, on the other hand, shall use good faith and commercially reasonable efforts to reach an agreement with respect to such Indemnified Party Claim within thirty (30) days after delivery of the Dispute Notice. Notwithstanding the foregoing, the Indemnitor may object to a claim set forth in an Indemnified Party Claim Notice or a portion of a claim only based upon a good faith belief that all or any portion of the claim does not constitute Losses for which such Indemnified Party is entitled to indemnification under this Agreement. To the extent the Indemnitor objects to only a portion of the claim, then the Loss Estimate shall be reduced to reflect a reasonable estimate of the Losses relating only to the claims that are disputed by the Indemnitor.

(c) If a claim is asserted by a third party (a “Third Party Claim”) against an Indemnified Party, the Indemnified Party shall notify the Indemnitor thereof in accordance with Section 8.05(a), and the Indemnitor shall be entitled to assume the legal defense thereof provided, that the Indemnitor shall not have the right to so assume the defense of any Third Party Claim unless: (A) the Indemnitor first agrees in writing with the applicable Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor shall be solely obligated to satisfy and discharge the Third Party Claim in full and any Losses with respect thereto subject to the limitations otherwise contained in this Agreement; and (B) in the case of attempt by the Interested Holders Representative to assume the defense of a Third Party Claim, the Interested Holders Representative reasonably demonstrates that (x) the Third Party Claim and any related Losses will not, in monetary amount, exceed the Maximum Indemnification Limit and (y) there are sufficient funds available in the Escrow Fund or otherwise readily available to the Indemnity Holders’ Representative to satisfy the Third Party Claim and any reasonably anticipated Losses with respect thereto in full subject to the limitations otherwise contained in this Agreement and (z) the Third Party Claim does not relate to (or include) any of the items for which an Indemnified Party has the right to control the defense of Third Party Claims under Section 8.05(e) below. The Indemnitor shall notify the Indemnified Party in writing, within ten (10) Business Days of receipt of the Indemnified Party Claim Notice, of its intent to assume the control of the defense of any such Third Party Claim and for which it satisfies the terms of the immediately preceding sentence, including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld, conditioned or delayed (the “Indemnitor Defense Notice”). The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnified Party unless the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnitor.

(d) In the event that the Indemnitor does deliver an Indemnitor Defense Notice and thereby elects to conduct the defense of the Third Party Claim satisfying all of the conditions set forth above, the Indemnitor shall have the right to conduct such defense and, except as provided

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below, to settle the claim without the prior consent of the Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnitor such assistance and materials as the Indemnitor may reasonably request, all at the expense of the Indemnitor, and the Indemnified Party shall have the right at its expense (except as provided above) to participate in the defense assisted by counsel of its own choosing; provided that in such cases the Indemnified Party shall have the right to settle or compromise or consent to the entry of judgment with respect to such Third Party Claim only with the prior written consent of the Indemnitor. Notwithstanding the foregoing and to the extent that the Indemnitor does deliver an Indemnitor Defense Notice, the Indemnitor shall not consent to the entry of any judgment or enter into any compromise or settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, if: (i) such judgment or settlement is not entirely indemnifiable by the Indemnitor pursuant to this Article VIII and such judgment or settlement provides only monetary damages as the sole relief, (ii) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (iii) such judgment or settlement would result in the finding or admission of any violation of Law, or (iv) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party.

(e) Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of the defense or settlement of any Third Party Claim and shall, subject to the Indemnitor being obligated to indemnify the Indemnified Party under this Article VIII, pay the reasonable actual fees and expenses of counsel retained by the Indemnified Party if (i) the claim is with respect to a criminal proceeding, action, indictment, allegation or investigation, or (ii) the claim seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages, if the underlying action or inaction giving rise to such claim also names or joins Parent or any of its Affiliates (other than the Company) as a party thereto, then the Parties shall work in good faith towards a joint defense arrangement to the extent feasible.

(f) Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.08 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Indemnification Payments. The Parties hereby acknowledge and agree that any claims for indemnification by the Parent Indemnified Parties hereunder will be sought first by recourse against the Escrow Funds pursuant to the terms of the Escrow Agreement and then, only if the Escrow Funds are insufficient to satisfy a claim for indemnification, against the Interested Holders directly pro rata on a several but not joint basis; provided, however, that the indemnification shall not exceed the pro rata Base Purchase Price paid to each Interested Holder.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 8.08 Exclusive Remedies. Subject to Section 10.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, willful misconduct or criminal activity on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud, intentional misrepresentation, willful misconduct or criminal activity.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent duly executed by each of the Company and Parent;

(b) by Parent (on the one hand) or the Company (on the other hand), upon notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to November 28, 2014 or such later date, if any, as Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.01(b) if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby as of or prior to such time;

(c) by the Company, if

(i) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.03 would not be satisfied or

(ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.03 would not be satisfied, and in the case of both clauses (i) and (ii) above, such failure to perform or breach is not cured by, or is incapable or being cured by, the later of ten (10) days after written notice thereof has been provided by the Company to Parent and the Outside Date;

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(d) by Parent, if

(i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.02 would not be satisfied or

(ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.02 would not be satisfied, and in the case of both clauses (i) and (ii) above, such failure to perform or breach is not cured by, or is incapable or being cured by, the later of ten (10) days after written notice thereof has been provided by Parent to the Company and the Outside Date; or

(e) by Parent, if the transactions contemplated by this Agreement have not been consummated on or prior to November 12, 2014; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if Parent’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby as of or prior to such time.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01 by Parent or the Company, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Parent or the Company, except that (i) Section Article X and this Section 9.02 shall survive any termination of this Agreement, and (ii) nothing in this Section 9.02 shall relieve or release any Party of any liability for breach prior to such termination.

ARTICLE X
Miscellaneous

Section 10.01 Interested Holders Representative.

(a) In order to administer the transactions contemplated by this Agreement, including, without limitation, the indemnification obligations of the Interested Holders under Section 8.02, the price adjustments under Section 2.07 and the tax matters under Article VI, the Interested Holders, by their acceptance of any portion of the Merger Consideration or any other amount hereunder, hereby appoint Clifford Donnelly as the “Interested Holders Representative.” The Interested Holders Representative will serve as representative of the Interested Holders with full power and authority to take all actions under this Agreement and the Escrow Agreement solely on behalf of each of such Interested Holders. By their acceptance of any portion of the Merger Consideration or any other amount hereunder, and the completion and execution of a Letter of Transmittal or the Option Termination Agreement, as applicable, each Interested Holder hereby irrevocably appoints the Interested Holders Representative as the agent, proxy and attorney-in-fact for such Interested Holder to act according to the terms of this Agreement and in general to do all things and to perform all acts including:

(i) to execute and deliver any agreements, certificates, notices or instruments contemplated by or deemed advisable in connection with this Agreement;

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(ii) receive all notices required to be delivered to such Interested Holder under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 8.02 or any other matter for which the involvement of such Interested Holders Representative is referenced in this Agreement;

(iii) take any and all action on behalf of such Interested Holder from time to time as such Interested Holders Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including, without limitation, under Section 2.07(e) and claims for indemnification under Section 8.02 or Section 8.03;

(iv) vote or consent on behalf of such Interested Holder with respect to matters under this Agreement or the transactions contemplated hereby;

(v) engage and employ agents and representatives (including accountants, legal counsel and other professionals) and incur such other expenses as he or she deems necessary or prudent in connection with the administration of the foregoing; and

(vi) to take all actions necessary or appropriate in the judgment of the Interested Holders Representative for the accomplishment of the foregoing.

Each Interested Holder agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Interested Holders Representative and will survive the death, incapacity or bankruptcy of any Interested Holder. Neither the Interested Holders Representative nor any agent employed by it will incur any liability to any Interested Holder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, gross negligence or willful misconduct.

(b) The Interested Holders shall jointly and severally indemnify and hold harmless the Interested Holders Representative from and against any and all losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees suffered or incurred by the Interested Holders Representative (including in connection with any action brought or otherwise initiated by any Interested Holder) (collectively, “Representative Losses”) arising out of or otherwise resulting from any action taken or omitted to be taken by the Interested Holders Representative under this Agreement, in each case as such Representative Losses are suffered or incurred; provided, however, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the Interested Holders Representative’s fraud, gross negligence or willful misconduct, the Interested Holders Representative will reimburse the Interested Holders the amount of such indemnified Representative Loss attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Interested Holders Representative by the Interested Holders, any Representative Losses or Representative Expenses may be recovered by the Interested Holders Representative from the Interested Holders Representative Amount and the amounts in the Escrow Fund otherwise distributable to the Interested Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Interested Holders Representative to the Escrow Agent; provided that while this section allows the Interested Holders Representative to be paid from the Interested Holders

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Representative Amount and the Escrow Fund, this does not relieve the Interested Holders from their obligation to promptly pay such Representative Losses or expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise.

(c) In the event the Interested Holders Representative dies, becomes unable to perform its responsibilities hereunder or resigns from such position, the Interested Holders who received a majority in interest of the Net Closing Merger Consideration (excluding such Net Closing Merger Consideration received by the Interested Holders Representative) will be authorized to and will select another sole and exclusive representative to fill such vacancy and such substituted representative will be deemed to be the Interested Holders Representative for all purposes of this Agreement and the documents delivered pursuant hereto. The Interested Holders Representative shall not be liable to the Interested Holders for any apportionment or distribution of payments made by him or her in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Interested Holder to whom payment was due, but not made, shall be to recover from other Interested Holder any payment in excess of the amount to which they are determined to have been entitled.

(d) As soon as practicable after the date on which the final obligation of the Interested Holders Representative under this Agreement and the Escrow Agreement have been discharged, the Interested Holders Representative will remit any amounts remaining from the Interested Holders Representative Amount to Parent. Parent will, or will cause, such amounts to be promptly distributed to the Interested Holders based on their respective Pro Rata Share and in accordance with the payment instructions in the Payment Allocation Schedule, net of income or employment tax withholding (if any after taking into account any such Taxes that were previously withheld). For Tax purposes, the Interested Holders Representative Amount will be treated as having been received and voluntarily set aside by the Interested Holders at the time of Closing. The Interested Holders acknowledge that no provision of this Agreement nor any of the transactions contemplated hereby will require the Interested Holders Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or any of the transactions contemplated hereby and, if the Interested Holders Representative is required to do so, such expenses will be promptly reimbursed by the Interested Holders in accordance with this Section. The grant of authority provided for in this Article: (i) is coupled with an interest and will be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Interested Holders and will be binding on any successor thereto and (ii) will survive the delivery of an assignment by any Interested Holders of the whole or any fraction of his, her or its Pro Rata Share in the Escrow Fund.

(e) The Interested Holders Representative Amount will be held in a non-interest bearing account. The Interested Holders Representative will use the Interested Holders Representative Amount to (i) make any payment required to be made for the account of the Interested Holders pursuant to this Agreement and (ii) pay all costs and expenses incurred by or on behalf of the Interested Holders Representative, in his capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with

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respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby.

(f) The Interested Holders Representative is not acting as a withholding agent or in any similar capacity in connection with the Interested Holders Representative Amount. The Interested Holders acknowledge that the Interested Holders Representative is not providing any investment supervision, recommendations or advice.

(g) Each Interested Holder agrees that, from and after the Effective Time, Parent and the Surviving Corporation will be entitled to rely on any action taken by the Interested Holders Representative, on behalf of each Interested Holder (each, an “Authorized Action”), and that each Authorized Action will be binding on each Interested Holder as fully as if such Interested Holder had taken such Authorized Action. Parent and the Surviving Corporation agree that an Interested Holders Representative shall have no liability strictly in his or her capacity as a Interested Holders Representative to Parent, the Surviving Corporation or their affiliates for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.

(h) From and after the Effective Time, Parent will cause the Surviving Corporation to provide the Interested Holders Representative with reasonable access to information about the Surviving Corporation for the sole purpose of performing its duties and exercising its rights under this Agreement and the Escrow Agreement.

Section 10.02 Expenses.

(a) Company Transaction Expenses. All Company Transaction Expenses will be paid in accordance with Section 2.07(a)(iii).

(b) Merger Sub and Parent Expenses. Merger Sub and Parent will pay for all costs and expenses incurred or to be incurred by Merger Sub or Parent in negotiating and preparing this Agreement and in consummating the transactions contemplated by this Agreement, and all fees, expenses and other amounts payable in connection with Parent’s duties as Payment Agent.

Section 10.03 Notices. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties will in every case be in writing and will be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile, with hard copy to be sent within two (2) days by first class mail, or (c) delivered by a nationally recognized overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to the Company:	DoctorDirectory.com, Inc. One Page Avenue, Suite 280 Asheville, NC 28801 Attention: Jay Grobowsky Tel: (828) 255-0252 Facsimile: (828) 450-8725 E-mail: Jay.Grobowsky@doctordirectory.com
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with a copy to (which copy will not constitute notice):	Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street N.E.
Atlanta, Georgia 30308
Attention:  David R. Yates
Tel: (404) 888-4238
Facsimile:  (404) 602-8664
E-mail: dyates@hunton.com

If to Parent or Merger Sub:	Everyday Health, Inc. 345 Hudson Street, 16th Floor New York, NY 10014 Attention: Alan Shapiro Facsimile: (646) 728-9501 E-mail: ashapiro@everydayhealthinc.com

with a copy to (which copy shall not constitute notice):	Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 Attention: Alfred Browne Facsimile: (617) 937-2400 Email: abrowne@cooley.com

If to Interested Holders Representative:	Clifford Donnelly 8728 Cherokee Lane Leawood, Kansas 66206 Tel: (772) 201-5910 Facsimile: (772) 264-2778 E-mail: clifforddonnelly@gmail.com

with a copy to (which copy shall not constitute notice):	Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street N.E.
Atlanta, Georgia 30308
Attention:  David R. Yates
Tel: (404) 888-4238
Facsimile:  (404) 602-8664
E-mail: dyates@hunton.com

Section 10.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires,

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references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05 Headings. The table of contents and the headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement, the preamble and recitals to this Agreement, the Schedules, the Exhibits and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, except that the certain Confidentiality Agreement, dated June 24, 2014 by and between Parent and the Company (the “NDA”), shall remain in full force and effect at all times through the Closing Date. The NDA shall immediately terminate upon the earlier of (i) the occurrence of the Closing and (ii) its separate termination pursuant to its terms.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, Parent may assign this Agreement and the rights and obligations hereunder (i) in connection with collateral assignments for the benefit of lenders, (ii) to any Affiliate of Parent, or (iii) to an successor entity that acquires control (directly or indirectly) of Parent, irrespective of the form of the transaction, whether by way of merger, stock purchase, asset purchase or otherwise.

Section 10.09 No Third-Party Beneficiaries. Each party intends that this Agreement shall not benefit or create any right or cause of action in any Person other than the Parties, and nothing expressed or implied herein shall be construed to confer upon or give any Person other than the parties and their successors or permitted assigns, any right, remedy, obligation or

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liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 10.10 Amendment and Modification; Waiver. This Agreement may not be amended:

(a) prior to the Effective Time, without the written approval of Parent, the Company and the Interested Holders Representative (whether before or after the occurrence of the Required Stockholder Approval); provided, however, that after the occurrence of the Required Stockholder Approval, no amendment will be made that by Law requires the further approval of the requisite Stockholders without the further approval of such requisite Stockholders; and

(b) after the Effective Time, without the written approval of Parent and the Interested Holders Representative. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with respect to its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, will constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. Any such written waiver will be limited to those items specifically waived therein and will not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, set forth therein.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be construed and governed in accordance with the Laws of the State of Delaware, without regard to its Laws regarding conflicts of law.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND

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UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12 Specific Performance. The Parties agree that, subject to the applicable provisions of this Agreement, if any provision of this Agreement expressly contemplated to be capable of being specifically enforced is not performed in accordance with its terms or is otherwise breached, irreparable harm will occur, no adequate remedy at law will exist, and damages will be difficult to determine, and the Party or Parties not in breach will be entitled to seek the remedy of specific performance in addition to any other remedies that may be available at law or in equity by reason of such breach.

Section 10.13 Counterparts; Facsimile or PDF Signatures. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email delivery of a “.pdf” or similar format data file, will be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto will raise the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file as a defense to the formation or enforceability of a contract and each Party hereto forever waives any such defense.

Section 10.14 Further Assurances. The Company and Parent will from time to time, as and when reasonably requested by any Party hereto, execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 10.15 Waiver of Conflicts. If the Interested Holders Representative so desires, acting on behalf of the Interested Holders and without the need for additional consent or waiver by the Surviving Corporation or Parent, H&W will be permitted to represent the Interested Holders Representative after the Closing with respect to any matters related to this Agreement or any disagreement or dispute relating thereto. Each of the Parties hereto also agrees that the Interested Holders and the Interested Holders Representative have a reasonable expectation of

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privacy with respect to their communications in respect of the Merger (including as relates to any post-Closing indemnification obligations) (including any e-mail communications using the Company’s e-mail system) with H&W prior to the Closing to the extent such communications concern the Merger and any matters related to this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

COMPANY:

DoctorDirectory.com, Inc.

By:	/s/ Jay Grobowsky
Name:	Jay Grobowsky
Its:	CEO

PARENT:

Everyday Health, Inc.

By:	/s/ Alan Shapiro
Name:	Alan Shapiro
Its:	Executive Vice President and General Counsel

MERGER SUB:

DRD Acquisition Corp.

By:	/s/ Alan Shapiro
Name:	Alan Shapiro
Its:	Chief Executive Officer

INTERESTED HOLDERS REPRESENTATIVE:

/s/ Clifford Donnelly
Clifford Donnelly, solely in his capacity as Interested Holders Representative
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